UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a−101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934
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American Public Education, Inc.
(Name of Registrant as Specified In Its Charter)
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Message from our Chairperson

April 4, 2024
Dear Stockholders:
We cordially invite you to join us for the 2024 Annual Meeting of Stockholders of American Public Education, Inc., which will be held virtually on Friday, May 17, 2024, at 8:30 a.m. EDT at
http://www.virtualshareholdermeeting.com/APEI2024. Hosting a virtual meeting aligns with our long history of providing online education and demonstrates our dedication to inclusivity and access. This format not only includes enhanced opportunities for engagement and interaction through the Q&A forum and other platform features but also accommodates those unable to attend in person, ensuring accessibility for all stakeholders.
At the Annual Meeting, we will be asking you to elect eight director nominees to the Board of Directors, as detailed in the attached proxy statement. Details about the qualifications of our director nominees and why we believe they are the right individuals to represent your interests can be found starting on page 24. We believe all eight of our director nominees embody our commitment to strong governance, diversity, and inclusion.
Two of our directors, Jean C. Halle and Dr. Barbara L. “Bobbi” Kurshan, who have served as members of our Board since 2006 and 2014, respectively, have chosen not to stand for re-election. Their service as directors will conclude after the 2024 Annual Meeting. Jean served as the longstanding chair of the Audit Committee and Barbara most recently served on the Audit Committee and Management Development and Compensation Committee. On behalf of the entire board, we express deep appreciation to Jean and Barbara for their invaluable contributions and strategic leadership during their time as board members.
We remain focused on enhancing corporate governance and overseeing key strategic initiatives, while addressing the challenges and headwinds we face. In 2023, we made strategic hires aimed at bolstering our ability to deliver improved student experience and outcomes, accelerating growth and transformation, including a new President of Rasmussen University, a new President of Graduate School USA, and more recently, a new Chief Marketing Officer.
Additionally, the Board reaffirms its commitment to good corporate governance and our core values, including robust practices in environmental, social, and governance (“ESG”), which we consider essential for our long-term success. For example, in 2023, we updated various governance policies, including those pertaining to diversity and human rights, and updated our ESG disclosures.
As discussed in the Compensation Discussion and Analysis section, which begins on page 34, in 2023, we continued our commitment to compensation practices designed to attract, incentivize, retain, and reward the talent needed to maintain and strengthen our position in career-minded adult education and to achieve our business objectives. At the Annual Meeting, we will be asking for approval, on a non-binding advisory basis, of the compensation of our named executive officers.

As discussed, beginning on page 79, our Audit Committee has again selected Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2024, and we will be asking you to ratify that appointment.
I would like to express our gratitude, on behalf of the entire Board, for your continued support. We value the opportunity to serve American Public Education on your behalf.
Sincerely,

Eric C. Andersen
Chairperson, APEI Board of Directors

111 W. Congress Street
Charles Town, West Virginia 25414
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2024 Annual Meeting of Stockholders of American Public Education, Inc. (the “Annual Meeting”) will be held on May 17, 2024 at 8:30 a.m. Eastern Daylight Time as a virtual meeting of stockholders held over the Internet. Stockholders will be able to attend the Annual Meeting, vote, and submit questions during the Annual Meeting at www.virtualshareholdermeeting.com/APEI2024. The Annual Meeting will be held for our stockholders to consider and vote on the following proposals:
•
Proposal No. 1: To elect to the Board, the eight nominees set forth in the accompanying proxy materials, each of whom will hold office until the next annual meeting of stockholders and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, or removal.

•	Proposal No. 2: To approve, on an advisory basis, the compensation of our named executive officers as disclosed in the accompanying proxy materials.
•	Proposal No. 3: To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.
In addition, any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof will be considered. Management is presently aware of no other business to come before the Annual Meeting.
Each outstanding share of American Public Education, Inc. common stock (Nasdaq: APEI) entitles the holder of record at the close of business on March 21, 2024 to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.
We are pleased to take advantage of Securities and Exchange Commission rules that allow us to post these materials on the Internet, which enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

Whether or not you expect to attend the meeting, we urge you to vote your shares before the meeting by Internet, telephone, or by signing, dating, and returning the proxy card you will receive if you request printed materials. If you choose to attend the virtual Annual Meeting, you may still vote your shares online at the meeting, even though you have previously voted or returned your proxy by any of the methods described in this Proxy Statement. If your shares are held in a bank or brokerage account, please refer to the materials provided by your bank or broker for voting instructions.
All stockholders are extended a cordial invitation to attend the meeting.
By Order of the Board of Directors,

Thomas A. Beckett Senior Vice President, General Counsel and Secretary April 4, 2024

PROXY STATEMENT SUMMARY
This summary highlights information that is contained elsewhere in this Proxy Statement. It does not include all information necessary to make a voting decision and you should read this Proxy Statement in its entirety before casting your vote.
Powering Potential and Prosperity for Those Who Serve
American Public Education, Inc. (“APEI”) provides online and on-campus postsecondary education to students through American Public University System (“APUS”), Rasmussen University (“RU”), and Hondros College of Nursing (“HCN”) and career learning through Graduate School USA (“GSUSA”). Our vision is for education that transforms lives, advances careers, and improves communities, and our mission is to power potential and prosperity for those who serve. Our institutions of advanced learning are purpose-built to prepare service-minded students for employment, careers, and leadership in a diverse and changing world. In this Proxy Statement, “we,” “our,” “us,” “the Company,” and similar terms refer to APEI and its educational institutions collectively unless the context indicates otherwise.

(1)	American Military University (“AMU”) is part of APUS. For additional information about AMU's recognition by CCME, please visit https://www.ccmeonline.org/.
Overview of Proposals
Item 1: Election of Directors
Our director nominees bring a diverse mix of backgrounds, experience, and perspectives. The Board recommends a vote FOR each nominee. See page 24.
Nominee Highlights
•	50% are diverse based on racial or gender identity and 38% are female, and 25% are diverse based on race or ethnicity	•	100% have strategy or operational experience
•	75% have technology or cybersecurity expertise	•	Average tenure of independent director nominees: 4.8 years
		•	Average age of nominees: 55 years old
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Director Nominees
			Current Committee Memberships
Nominee	Age	Director Since	AUD	MDC	NCG
Eric C. Andersen, Independent(1) Operating Executive, PeakEquity Partners	62	2012		X
Granetta B. Blevins, Independent Independent Consultant	65	2020	X(2)		C
Michael D. Braner, Independent Managing Member and Chief Compliance Officer, 325 Capital LLC	54	2023		X
Anna M. Fabrega, Independent Former Chief Executive Officer, Local Bounti Corp.	45	2022	X
James Kenigsberg, Independent Senior Strategic Advisor, 2U Inc.	48	2022			X
Daniel S. Pianko, Independent Co-Founder and Managing Director, Achieve Partners	47	2020			X
William G. Robinson, Jr., Independent President, Broadgate Human Capital, LLC	59	2016		C	X
Angela K. Selden President and Chief Executive Officer of the Company	58	2019

AUD	Audit Committee	(1)	Chairperson of the Board
MDC	Management Development & Compensation Committee	(2)	Audit Committee Financial Expert
NCG	Nominating and Corporate Governance Committee
C	Committee Chair
X	Committee Member
Ms. Blevins is expected to be appointed as chair of the Audit Committee and Mr. Kenigsberg as chair of the NCG Committee immediately following the Annual Meeting.
Item 2: Compensation of our Named Executive Officers
We are holding a non-binding advisory vote on the compensation of our named executive officers as disclosed in our Proxy Statement for the Annual Meeting. The Board recommends a vote FOR this proposal. See page 77.
Item 3: Ratification of Independent Auditors
We are asking our stockholders to ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2024. The Board recommends a vote FOR this proposal. See page 79.
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Corporate Governance and Stockholder Engagement Highlights
Best Practices
✔
Highly independent and diverse board
▪ Seven of our eight director nominees are independent
▪ Four of our eight director nominees, including our CEO, are diverse, based on racial or gender identity
▪ All Board committees are 100% independent
▪ Commitment to recruitment and consideration of diverse nominees, including women and minorities
▪ Active Board refreshment; three of our seven non-employee directors joined the Board within the last three years
		✔	Board oversight of ESG efforts
✔
Risk management oversight
▪ Board has principal responsibility for risk management oversight
▪ Board regularly meets with management to
receive reports
▪ Nominating and Corporate Governance, Management Development & Compensation, and Audit Committees each have responsibility for certain risk areas as outlined under “Board’s Role in Risk Oversight” (page 15)

		✔	Equity ownership guidelines ▪ 6x annual base salary for our CEO ▪ 2x annual base salary for our executive vice presidents and 1x for all other NEOs ▪ 3x annual base retainer for non-employee directors
✔	Annual elections of all directors
✔	Independent Chairperson
✔	Restrictions on hedging and pledging
Stockholder Engagement
We believe regular communication with our stockholders and the financial community is essential for both transparency and our success. Throughout 2023, our management team actively engaged in numerous meetings with investors through various platforms. Following key Company updates, such as earnings releases and executive appointments, we conducted meetings with investors and analysts. Additionally, management participated in investor conferences and non-deal roadshows to engage with both existing and prospective investors. These interactions covered a range of topics, including our long-term strategy, recent business and operating performance, enterprise transformation, regulatory profile, and capital allocation strategy.
ESG Highlights
We seek to create positive environmental and social impacts that bring value to our students, employees, other stakeholders, and society. For example, in 2023, we advanced our ESG disclosures and updated various governance documents regarding diversity and human rights among other topics. More information on our ESG policies and practices can be found on the Corporate Responsibility section of our corporate website, www.apei.com.
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Executive Compensation Highlights
Our executive compensation program is designed to attract, incentivize, retain, and reward the talent that we need to maintain and strengthen our position in career-minded adult education and to achieve our business objectives. We tie executive compensation to objective performance metrics to hold our executives accountable for our actual business performance.
Below is a breakdown of the components of Ms. Selden’s target compensation opportunity for 2023. Approximately 82% of her total compensation opportunity was performance-based or variable and at risk:

* Due to rounding, sums may not equal 100% or the totals indicated.
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ABOUT THE ANNUAL MEETING
Purpose of the Annual Meeting
The purpose of the Annual Meeting is for our stockholders to consider and act upon the proposals described in this Proxy Statement and any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. In addition, management will report on the performance of the Company and respond to questions from stockholders.
Proposals to be Voted Upon at the Annual Meeting
At the Annual Meeting, our stockholders will be asked to consider and vote upon the following three proposals:
•
Proposal No. 1: To elect to the Board the eight nominees set forth in this Proxy Statement, each of whom will hold office until the next annual meeting of stockholders and until such nominee’s successor is elected and qualified or until such nominee’s earlier death, resignation, or removal.

•	Proposal No. 2: To approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement.
•	Proposal No. 3: To ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2024.
In addition, any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof will be considered. Management is presently not aware of any other business to come before the Annual Meeting.
Recommendation of the Board
The Board recommends that you vote FOR each of the nominees to the Board (Proposal No. 1), FOR approval of the compensation of our named executive officers (Proposal No. 2), and FOR ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal No. 3).
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held Virtually on May 17, 2024
Pursuant to the “notice and access” rules of the Securities and Exchange Commission (the “SEC”), we have elected to provide stockholders access to our proxy materials over the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 4, 2024 to all of our stockholders as of the close of business on March 21, 2024 (the “Record Date”). The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.
Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
Our Annual Report to Stockholders and this Proxy Statement are available at www.proxyvote.com.
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Attending the Annual Meeting
The Annual Meeting will be a completely virtual meeting to be held over the Internet. The virtual meeting will enable expanded stockholder participation for those who might not otherwise attend in person.
Whether you are a stockholder of record or hold your shares in “street name,” you may participate in and vote online at the Annual Meeting by visiting www.virtualshareholdermeeting.com/APEI2024 and using the 16-digit control number included on your Notice, on your proxy card, or on the instructions that accompanied your proxy materials to enter the Annual Meeting.
The virtual meeting platform is fully supported across common browsers (Microsoft Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software. Participants should ensure that they have a strong internet or Wi-Fi connection to participate in the Annual Meeting. Participants should also give themselves plenty of time to dial-in to the conference call or log in and ensure that they can hear audio prior to the start of the Annual Meeting. We encourage stockholders wishing to attend the Annual Meeting to visit www.virtualshareholdermeeting.com/APEI2024 in advance of the meeting to verify their internet connection.
If you have questions regarding how to attend and participate in the Annual Meeting or encounter any technical difficulties with the virtual meeting platform on the meeting day, please call 844-986-0822 (Toll Free) or 303-562-9302 (International Toll). Technical support will be available starting at 8:15 a.m. EDT on May 17, 2024.
If you wish to submit a question, you may do so in a few ways. If you want to submit a question before the meeting, then beginning May 1, 2024 and until 11:59 p.m. EDT on May 16, 2024, you may log into www.proxyvote.com and enter your 16-digit control number. Once past the login screen, click on “Question for Management,” type in your question or comment, and click “Submit.” Alternatively, if you want to submit your question or make a comment during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/APEI2024, type your question into the “Ask a Question” field, and click “Submit”. Any e-mailed questions or comments will need to include your 16-digit control number in order to be addressed at the meeting.
Questions and comments submitted via the virtual meeting platform that are pertinent to meeting matters will be addressed during the meeting. Consistent with our approach when the annual meetings were held in person, questions or comments that are not related to the proposals under discussion, are about personal concerns not shared by stockholders generally, or use blatantly offensive language may be ruled out of order. In the unlikely event that the volume of questions increases to the point that time constraints prohibit us from answering all pertinent questions, the remaining pertinent questions will be answered on our Investor Relations site.
A webcast of the Annual Meeting will be archived and accessible through May 17, 2025.
Voting at the Annual Meeting
The Board is soliciting your vote at the Annual Meeting or at any later meeting should the scheduled annual meeting be adjourned or postponed for any reason. Stockholders will be entitled to vote at the Annual Meeting on the basis of each share held of record at the close of business on the Record Date.
If on the Record Date you hold shares of our common stock that are represented by stock certificates or registered directly in your name with our transfer agent, Equiniti Trust Company, LLC (“Equiniti”), you are considered the stockholder of record with respect to those shares, and Equiniti is sending these proxy materials directly to you on our behalf. As a stockholder of record, you may vote online at the meeting or by proxy via Internet, mail, or telephone. Whether or not you plan to attend the Annual Meeting online, you may vote over the Internet by following the instructions in the Notice. If you request printed copies of the proxy
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materials by mail, you may also vote by submitting your vote by telephone or by signing and submitting your proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by way of the Internet, by telephone, or by filling out and returning the proxy card you will receive upon request of printed materials. If you submit a proxy but do not give voting instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of the Board stated in this Proxy Statement.
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (1) delivering a written notice of revocation addressed to American Public Education, Inc., Attn: Corporate Secretary, 303 West 3rd Avenue, Ranson, West Virginia 25438, (2) submitting a duly executed proxy bearing a later date, (3) voting again by Internet or by telephone, or (4) attending the Annual Meeting and voting online. Your last vote or proxy will be the vote or proxy that is counted. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote at the Annual Meeting or specifically so request.
If on the Record Date you hold shares of our common stock in an account with a brokerage firm, bank, or other nominee, then you are a beneficial owner of the shares and hold such shares in street name, and these proxy materials will be forwarded to you by that organization or person. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares held in its account, and the nominee has enclosed or provided voting instructions for you to use in directing it how to vote your shares. The nominee that holds your shares, however, is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares online at the Annual Meeting unless you use your 16-digit control number to enter the meeting.
Whether or not you plan to attend the Annual Meeting, we urge you to vote by following the voting instructions provided to you to ensure that your vote is counted should you later decide not to attend the Annual Meeting.
If you are a beneficial owner and do not vote, and your broker, bank or other nominee does not have discretionary power to vote your shares, your unvoted shares may constitute “broker non-votes.” Unvoted shares that constitute broker non-votes will be counted for the purpose of establishing a quorum at the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. If you receive more than one Notice, it is because your shares are registered in more than one name or are registered in different accounts. Please follow the instructions on each Notice received to ensure that all of your shares are voted.
A list of stockholders of record as of the Record Date will be available for inspection during ordinary business hours at our offices located at 111 W. Congress Street, Charles Town, West Virginia 25414, from May 7, 2024 to the date of our Annual Meeting. Stockholders may contact our Corporate Secretary and arrangements will be made to review the records in person.
Quorum Requirement for the Annual Meeting
The presence at the Annual Meeting, whether online or by valid proxy, of the persons holding a majority of shares of common stock entitled to vote at the meeting will constitute a quorum, permitting us to conduct our business at the Annual Meeting. On the Record Date, there were 17,558,137 shares of common stock outstanding, held by 432 stockholders of record. Abstentions (i.e., if you or your broker mark “ABSTAIN” on a proxy) and “broker non-votes” will be considered to be shares present at the meeting for purposes of a quorum.
Broker Non-Votes
Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal and generally occur because the broker (1) does not receive voting instructions from the beneficial owner and (2) lacks discretionary authority to vote the shares. Brokers and other nominees
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have discretionary authority to vote on routine matters, such as the ratification of an independent public accounting firm, for clients who have not provided voting instructions. However, without voting instructions from their clients, they cannot vote on “non-routine” proposals, including the election of directors, approval of amendments to stock plans, and matters related to executive compensation.
Required Votes
Election of directors. Each director will be elected by the vote of the majority of the votes cast with respect to that director’s election. For purposes of electing directors, a majority of the votes cast means that the number of shares voted “FOR” a director’s election exceeds the number of the votes cast against that director’s election. Abstentions and broker non-votes are not taken into account in determining the outcome of the election of directors.
Advisory vote on executive compensation and ratification of our independent public accounting firm. Approval of the advisory vote on compensation of our named executive officers and ratification the Audit Committee’s appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2024 each requires the affirmative vote of the holders of at least a majority of the shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes are not taken into account in determining the outcome of these proposals, and abstentions will have the effect of a vote against each of these proposals.
Solicitation of Proxies
We will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. We have retained Georgeson LLC to assist in the distribution of proxy materials and the solicitation of proxies from brokerage firms, fiduciaries, custodians, and other similar organizations representing beneficial owners of shares for the Annual Meeting. We have agreed to pay Georgeson a fee of approximately $12,000 plus out-of-pocket expenses. We may solicit proxies by mail, personal interview, telephone, or via the Internet through our officers, directors, and other management employees, who will receive no additional compensation for their services.
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CORPORATE GOVERNANCE
The Board has adopted Corporate Governance Guidelines (the “Guidelines”), a Code of Business Conduct and Ethics (the “Code”), a Policy for Related Person Transactions and other policies as part of our corporate governance practices and in accordance with rules of the SEC and the listing standards of The Nasdaq Stock Market (“Nasdaq”).
The Guidelines, Code, and Policy for Related Person Transactions are reviewed periodically by our Nominating and Corporate Governance Committee (the “NCG Committee”), and changes are recommended to the Board for approval as appropriate. In February 2023, the Board updated our Code to formalize our core values: be customer centric; be agile; do the right thing; be respectful and inclusive; and be accountable. In December 2023, our Board further updated the Code to memorialize our commitment to the security of our information systems and to safeguarding of personal information of our students and proprietary information of the Company.
The amended Code did not relate to or result in any waiver, explicit or implicit, of any provision of the previous version of the Code.
Corporate Governance Guidelines and Codes of Ethics
The Guidelines set forth a framework to assist the Board in the exercise of its responsibilities. The Guidelines cover, among other things, the composition and certain functions of the Board, director independence, stock ownership by our non-employee directors, management succession and review, Board committees, the selection of new directors, and director expectations.
The Code covers, among other things, compliance with laws, rules and regulations, conflicts of interest, corporate opportunities, confidentiality, protection and proper use of Company assets, and the reporting process for any illegal or unethical conduct. The Code is applicable to all of our officers, directors, and employees. We also have a separate code of ethics (together with the Code, the “Codes of Ethics”) that is specifically applicable to our Chief Executive Officer, Chief Financial Officer, and other Principal Officers (as defined therein).
Any waiver of either Code of Ethics for our directors, executive officers, or Principal Officers may be made only by the Board and will be promptly disclosed as may be required by law, regulation, or rule of the SEC, or Nasdaq listing standards. If we further amend either Code of Ethics or waive any provision of either Code of Ethics with respect to our Chief Executive Officer, Chief Financial Officer, or other Principal Officers, we will post the amendment or waiver on our corporate website, www.apei.com. The information on our corporate website is not incorporated by reference into this Proxy Statement.
The Guidelines and Codes of Ethics are available in the Governance section of our corporate website.
Certain Relationships and Related Person Transactions
Policies and Procedures for Related Person Transactions
As a supplement to and extension of our Codes of Ethics, the Board has adopted a Policy for Related Person Transactions pursuant to which our Audit Committee, another independent committee of the Board consisting of independent directors, or the full Board, must give prior consent before we may enter into a related person transaction with our executive officers, directors, nominees for director and principal stockholders, including their immediate family members and affiliates. Any request for us to enter into a related person transaction with an executive officer, director, nominee for director, principal stockholder or any of such persons’ immediate family members or affiliates must first be presented to our Audit Committee for review, consideration, and approval. A related person transaction is a transaction in which the Company is or will be a participant and in which a related person has or will have a direct or indirect material interest, other than (i) a transaction involving $120,000 or less when aggregated with all related transactions,
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(ii) a transaction involving compensation to an executive officer that is approved by the Board or the Management Development and Compensation Committee (the “MDC Committee”), (iii) a transaction involving compensation to a director or director nominee that is approved by the Board or the MDC Committee, and (iv) any other transaction that is not required to be reported pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All of our directors, executive officers, and employees are required to report to our Audit Committee any such related person transaction.
In approving or rejecting a proposed related person transaction, our Audit Committee considers the facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee approves only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion. Under the policy, if we discover related person transactions that have not been approved, the Audit Committee will be notified and will determine the appropriate action, including ratification, rescission, or amendment of the transaction.
In March 2023, we amended our Policy for Related Person Transactions to transfer oversight over related person transactions to the Audit Committee and to affirmatively require every director, director nominee, and member of Company management to promptly provide notice of any transaction or arrangement that may constitute a related person transaction that has not previously been reviewed by the Committee upon the earliest of becoming aware that the transaction or arrangement has been proposed or consummated or that the transaction or arrangement may constitute a related person transaction, among other changes.
Related Person Transactions
There have been no related person transactions since the beginning of 2023 and there are no currently proposed related person transactions.
Stock Ownership Guidelines
To further align the interests of our executive officers and directors with the interests of our stockholders, and after evaluation of best practices and consultation by the MDC Committee with Willis Towers Watson, its independent consultant, the Board has implemented stock ownership guidelines applicable to our executive officers and directors.
Each executive officer is expected to hold shares of common stock with an aggregate value greater than or equal to a multiple of the executive officer’s base salary as set forth below:
•	our Chief Executive Officer — six times base salary;
•	our Executive Vice Presidents — two times base salary; and
•	our Senior Vice Presidents — base salary.
Each of our non-employee directors is expected to hold shares of common stock with an aggregate value greater than or equal to at least three times the amount of the annual retainer paid to non-employee directors for service on the Board, excluding additional committee retainers, if any.
Under the stock ownership guidelines, common stock held directly, including shares of common stock held in a separate brokerage account or in a 401(k) account, and common stock held indirectly (e.g., by a spouse, minor dependent, or a trust for the benefit of the executive or director, or the executive’s or
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director’s spouse or minor dependent), count toward satisfaction of the levels set forth in the guidelines. For purposes of the guidelines, the “value” of the common stock is based on the closing price of the common stock on the day on which a determination under the guidelines is being made, which is annually on the last business day of each year.
Each of our executive officers is expected to satisfy the requisite stock ownership level within five years of the date the person first became an executive officer, provided that if they have not achieved the applicable stock ownership level by that date, the executive officer will be required to retain 50% of the net shares of common stock acquired pursuant to equity awards until the applicable levels are achieved. “Net shares” are those shares that remain after shares are sold or withheld to pay withholding taxes and/or the exercise price of stock options, if applicable. Each of our non-employee directors is expected to achieve the stock ownership level within five years of the date such person first becomes a non-employee director. As of December 31, 2023, all of our executive officers and continuing directors were in compliance with the stock ownership guidelines, to the extent required, by satisfying the requisite stock ownership level or retaining 50% of their net shares of common stock acquired pursuant to equity awards.
Restrictions on “Hedging”
We have adopted a policy prohibiting our directors, officers, and employees from engaging in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds, and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of our securities. We have adopted this policy in order to align the interests and objectives of individuals subject to the policy with those of our stockholders.
Restrictions on “Pledging”
We have adopted a policy prohibiting our directors and officers from holding our securities in margin accounts, pledging our securities as collateral or maintaining an automatic rebalance feature in savings plans, deferred compensation, or deferred fee plans. This prohibition is to avoid sales of our securities on behalf of an individual related to margin calls, loan defaults, and automatic rebalances, which may occur when the individual has material nonpublic information regarding the Company.
Stockholder Engagement
We consider stockholder engagement to be an important corporate governance practice. Regular dialogue with stockholders not only strengthens our relationship with the financial community but also helps stockholders make informed investment decisions, evaluate our long-term financial performance, and assess our business practices. Through this engagement, we receive valuable feedback that informs our decisions regarding our strategy, executive compensation practices, and corporate governance policies, which we believe are critical contributors to our success.
Our meetings with investors are attended by one or more members of our management team, including our Chief Executive Officer, Chief Financial Officer, and Chief Strategy and Corporate Development Officer. In 2023, our management team participated in numerous investor meetings through various platforms. We regularly held meetings following key company updates such as earnings releases, executive appointments, and other corporate and industry developments. We also participated in investor conferences and non-deal roadshows where we engaged with both existing and prospective investors.
The focus of our 2023 meetings with investors spanned a wide variety of topics, including our long-term strategy, recent business and operating performance, our enterprise transformation, our regulatory profile, and our capital allocation strategy.
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Corporate Governance Best Practices
✔
Highly independent and diverse board
▪ Seven of our eight director nominees are independent
▪ Four of our eight director nominees, including our CEO, are diverse, based on racial or gender identity
▪ All Board committees are 100%
independent
▪ Commitment to recruitment and consideration of diverse nominees, including women and minorities
▪ Active Board refreshment; three of our seven non-employee directors joined the Board within the last three years
		✔	Board oversight of ESG efforts
✔
Risk management oversight
▪ Board has principal responsibility for risk
management oversight
▪ Board regularly meets with management to
receive reports
▪ Nominating and Corporate Governance, Management Development & Compensation, and Audit Committees each have responsibility for certain risk areas as outlined under “Board’s Role in Risk Oversight” (page 15)

		✔	Equity ownership guidelines ▪ 6x annual base salary for our CEO ▪ 2x annual base salary for our executive vice presidents and 1x for all other NEOs ▪ 3x annual base retainer for non-employee directors
✔	Annual elections of all directors
✔	Independent Chairperson
✔	Restrictions on hedging and pledging
We continue to demonstrate a strong commitment to corporate governance and our commitment to best practices:
•
Nominating and Corporate Governance Committee Charter. In December 2023, our Board revised the Guidelines and our NCG Committee Charter to formalize that the NCG Committee includes candidates with a diversity of backgrounds, including women and minorities, in the pool from which the NCG Committee.

•	Audit Committee Charter. In December 2023, our Board amended our Audit Committee Charter, including to make the Audit Committee responsible for oversight of cybersecurity and climate disclosures.
•
Clawback Policy. Effective December 2023, our MDC Committee adopted a new Incentive Compensation Recovery Policy, or clawback policy. This policy is designed to comply with Rule 10D-1 of the Exchange Act and the related Nasdaq listing standards adopted in 2023 as mandated by the Dodd-Frank Act. Under the policy, which applies to the Company’s current Section 16 officers, the Company must recover erroneously awarded incentive-based compensation, subject to very limited exceptions. A recovery analysis is triggered in the event we are required to prepare an accounting restatement.

•
Code of Business Conduct and Ethics. In February 2023, the Board updated our Code to formalize our core values: be customer centric; be agile; do the right thing; be respectful and inclusive; and be accountable. In December 2023, our Board further updated the Code to memorialize our commitment to the security of our information systems and to safeguarding of personal information of our students and proprietary information of the Company.

•
Policy for Related Person Transactions. In March 2023, our Board amended our Policy for Related Person Transactions to require our directors, director nominees, and management to promptly give notice of related person transactions, among other changes.

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•
Insider Trading Policy. In March 2023, our Board amended our Policy on Insider Trading and Compliance to further align with best practices, to address recent changes to Rule 10b5-1 trading plan and gift reporting requirements.

•
Board Refreshment. In 2022 and 2023, we added three new directors to our Board in alignment with our ongoing commitments to Board refreshment and a Board with a mix of backgrounds, experience, and perspectives. Two of our long-term board members, Jean C. Halle and Dr. Barbara “Bobbi” Kurshan, have decided to not stand for reelection at the Annual Meeting.

Our Commitment to Environmental, Social, and Governance Progress
We believe that our intrinsic value can be measured by the impact of our activities on the communities that we serve – by our ability to make a difference. We seek to create positive environmental and social impacts that bring value to our students, employees, stockholders, other stakeholders, and society. And we believe that the Board of Directors and management play a critical role in delivering in these areas. Our Board is responsible for overseeing and supporting our commitment to positive environmental and social impacts, and governance practices. Our NCG Committee is responsible for assisting the Board in overseeing this commitment, including by overseeing our strategy and activities related to corporate social responsibility, sustainability and other environmental, social, and governance (“ESG”) matters. The NCG Committee is also tasked with oversight of related risks, review and evaluation of ESG-related strategy, goals, initiatives, policies and practices, and oversight of the development and use of ESG metrics as well as ESG reporting and disclosure. We continue to leverage our management-led Environmental, Social and Governance Oversight Committee that reports to our Chief Executive Officer and supports management’s execution of our ESG efforts and development of our ESG strategy. This committee is comprised of subject matter experts across the organization and is co-chaired by three senior leaders, our Chief Financial Officer, General Counsel, and Chief Human Resources Officer, each of which lead a key area of ESG efforts. All ESG Oversight Committee members are designated by our Chief Executive Officer.
Additionally, we periodically review our policies on ESG. We continue to ensure that materials on our ESG positions and strategies are publicly disclosed and available on our website. Our policies include:
•	a Human Rights Policy that outlines our support for human rights and the freedom, security, and dignity of all people;
•	a Code of Vendor Conduct Policy to facilitate vendor awareness of and commitment to standards and practices compatible with our values;
•	an Occupational Health and Safety Policy to promote employee wellness and develop a safe, healthy and productive workforce;
•	a Workforce and Labor Rights Policy to foster a workplace free from discrimination and harassment; and
•	an Enterprise Environmental Policy that outlines our commitment to sustainability.
APUS is a charter signatory of the American College & University Presidents’ Climate Commitment, pursuant to which we committed to work toward carbon neutrality, inventory our emissions, integrate sustainability into our curriculum, and make related information publicly available. We invested approximately $2.4 million to construct a solar array at our headquarters that boasts 1,600 solar panels on a parking lot canopy with 15 charging stations for electric vehicles. The solar array, one of West Virginia’s largest, was designed to offset a significant portion of the energy requirements of our LEED platinum certified administrative building. We have also actively engaged a third-party environmental consultant to measure our greenhouse gas emissions and analyze our environmental impact to advance our sustainability efforts and track our progress in fulfilling climate commitments.
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In addition to creating positive environmental impacts, we believe that our Company should have a positive social impact. We were built on the belief that quality education should be accessible to all, not reserved for the few. We strive for inclusiveness in our classrooms and in our offices – our goal is to build bridges. We also believe in making a difference in the communities in which we live and work. Our many volunteer and community service projects often emerge organically from the ideas and passions of our students and employees. Our subsidiary institutions are actively involved in local community efforts and host employee volunteer days each year. To help support those efforts, we continue to provide all full-time employees with paid volunteer time off, to allow our employees the time and opportunity to give back to causes that are important to them.
Our Commitment to Our People
Our ability to deliver on our corporate mission and to continue to transform our enterprise to focus on sustainable growth is tightly aligned with our human capital strategy. Our performance largely depends on the talents, experience, and efforts of our employees, and on our ability to foster a culture and practice of high performance, innovation, cooperation, integrity, and respect. During 2023, we continued to stabilize our executive leadership teams across our subsidiary institutions and at APEI. Strong executive leadership across the enterprise is critical to our ability to deliver a quality student experience and outcomes. We believe that our strengthened executive team helps position us to accelerate our growth and transformation efforts and to move our Company into the future. Throughout 2023, our key human capital efforts focused on continuing to centralize certain components of our human capital strategy, including continued enhancements to our common talent acquisition methodology and common talent management and talent review process, as well as centralizing and improving responses to human capital inquiries. We also continue to implement a streamlined and proactive approach to employee communication to drive connectivity, engagement, and efficiencies. We also continued to work to harmonize our benefits programs across the enterprise to ensure that we have a market competitive set of offerings for all employees.
Diversity and inclusion are at the core of our values, and we believe they reflect the expectations of the students we serve. To support our diversity and inclusion efforts, in the first quarter of 2023, we launched an enterprise-wide, cross-functional Inclusion and Impact Council (the “Council”) that includes members of executive leadership as well as inclusion champions from across all of our subsidiary institutions. The Council’s primary objective is to ensure that we are leveraging best practices across the enterprise and to help our organization continue to create an increasingly inclusive culture for all employees and all students. This Council, which reports into our Chief Executive Officer, Chief Human Resources Officer, and ESG Oversight Committee, is designed to operate in partnership with the task forces and committees that exist at the subsidiary institution level. Our employee demographics are presented below.
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Percent identifying female, as of December 2023:

Percent self-identifying as Black or African American, Hispanic, Asian American, Native American or more than one race, as of December 2023:

We believe a diverse and inclusive workplace results in business growth and encourages increased innovation, retention of talent, and a more engaged workforce. Consistent with our focus on diversity and inclusion, we strive to create ethical, safe, and supportive workplaces where our employees thrive.
We measure employee engagement on an ongoing basis by soliciting feedback in order to understand the views of our employees and faculty, both full-time and part-time. We conducted a comprehensive employee engagement survey in fall 2023. The results from that survey are being actively used to implement programs and processes designed to enhance employee and faculty engagement and improve the overall employee experience and, therefore, the student experience. For example, based on employee feedback, we have continued to work to enhance our paid time off policies and to ensure that all employees have access to a comprehensive continuing education benefit program.
Our strategic initiatives require our management, faculty, staff, and skilled personnel to perform at a high level and to adapt and learn new skills and capabilities. We believe that the quality of faculty is critical to the student experience and student outcomes and is therefore vital to the success of our institutions. As a result, all faculty have annual development opportunities and requirements. We continue to enhance our centralized talent and transformation team to focus on improving internal learning and development practices and succession planning to ensure that we cultivate skills needed to deliver high quality student outcomes and help grow our operations. We are also in the process of refining our core leadership developments philosophies to ensure a consistent investment in leadership capabilities across APEI.
Board’s Role in Risk Oversight
Our management is responsible for managing risks in our business, including by developing processes to monitor and control risks. The Board views its role as one of oversight and of responsibility for setting a tone that risk management should be properly integrated with our strategy and culture. The Board focuses on understanding management’s risk management processes, the effectiveness of those processes, and the way in which management proactively manages risks. The Board regularly meets with our management, particularly our Chief Executive Officer, Chief Financial Officer, Chief Information Officer, and General Counsel, to receive updates on how management is assessing and managing risk in particular functional areas of our business, as well as monitors risks that have been delegated to its committees. The Board and its committees also request and receive regular reports from management on particular areas of risk, such as cybersecurity and threats to technology infrastructure.
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The Board’s committees assist the Board in carrying out its oversight of risks, and each of the committee charters specifically address issues of risk. At the request of the full Board, from time to time the NCG Committee may discuss or examine in more depth specific risk areas and request presentations and information from management for that purpose. Pursuant to the Guidelines, the Board is expected to specifically consider risks that relate to our reputation and the general industry in which we operate, including with respect to privacy, information technology and cybersecurity, and threats to technology infrastructure. The NCG Committee considers and makes recommendations on how the Board is approaching its role of risk oversight. The NCG Committee also has responsibility for oversight of ESG-related risks. The Audit Committee reviews and assesses the qualitative aspects of financial reporting and our processes to manage financial and financial reporting risk. The Audit Committee regularly reports its findings to the Board.
While the NCG Committee and the Audit Committee have primary responsibility for assisting the Board with its risk oversight responsibilities, the MDC Committee also assists the Board with risk oversight. The MDC Committee is responsible for the oversight of our human capital policies, programs, initiatives, and strategies, including with respect to employee engagement, diversity and inclusion, culture, employee retention, training, and talent development. When establishing executive compensation and director compensation and in its role in implementing incentive compensation plans, the MDC Committee considers whether compensation practices properly take into account an appropriate risk-reward relationship or encourage unnecessary and excessive risks. The MDC Committee has concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company; this conclusion has been confirmed by the Board.
The performance, reliability, and security of the networks and technology infrastructure we use or rely on is critical to our operations, our institutions’ reputation, and our ability to attract and retain students. The Board regularly reviews our cybersecurity and other information technology risks, controls, and procedures, including plans to mitigate such risks and respond to any cyber incidents. The Board receives regular reports from our Chief Information Officer on these and related topics, including management’s approach to cybersecurity and potential investments in additional cybersecurity capabilities on a regular basis. Our Chief Information Officer reported to the Board at each of its regularly scheduled quarterly meetings in 2023. In 2023, the Board monitored and received quarterly briefings on the Company’s cybersecurity program. The team continued to grow and strengthen the cybersecurity posture through investments in staffing, third-party service providers, and a comprehensive set of processes and policies, which further strengthens and matures our cybersecurity program.
We have determined that the Board rather than any one committee alone is currently the appropriate body for the oversight of cybersecurity risk because of the criticality and centrality of information technology to our business, and because we believe the Board should specifically consider risks related to our reputation and the general industry in which we operate, including with respect to privacy, information technology, and cybersecurity and threats to technology infrastructure. However, the Board has delegated to the Audit Committee certain oversight responsibilities with respect to our cybersecurity disclosures.
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The following table highlights the roles of the Board and each committee in risk oversight:
The Board
•	Assesses management’s risk management processes, the effectiveness of those processes, and the way in which management proactively manages risks.
•	Receives and reviews regular reports provided by management, and monitors risks that have been delegated to its three standing committees.
•
Considers risks that relate to the reputation of our Company and the general industry in which we operate, including with respect to privacy, information technology and cybersecurity, and threats to technology infrastructure.

Nominating and Corporate Governance Committee	Audit Committee	Management Development & Compensation Committee

• Assists the Board in overseeing management’s development and application of approach for the assessment and management of strategic, operational, regulatory, information, external, and other significant risks.

• Assists the Board in overseeing strategy and activities related to corporate social responsibility, sustainability, and other ESG matters.

• Periodically communicates with the other committees of the Board with regard to their current risk oversight activities.

• Discusses financial and financial reporting risk exposures.

• Discusses the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies.

•  Receives and reviews the annual report from management regarding the manner in which we are assessing and managing our exposure to financial and financial reporting risks.

• Considers whether our compensation policies and practices properly take into account an appropriate risk-reward relationship or encourage unnecessary and excessive risks.

• Oversees human capital management efforts and alignment, including any related risks.

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COMPOSITION AND MEETINGS OF THE BOARD
AND ITS COMMITTEES
The following table details certain basic information on our current directors, the composition of the Board and its standing committees, and the number of meetings held during the year ended December 31, 2023:
Director	Age	Director Since	Committee Memberships
			AUD	MDC	NCG
Eric C. Andersen, Independent(1) Operating Executive, PeakEquity	62	2012		X
Granetta B. Blevins, Independent** Independent Consultant	65	2020	X(2)		C
Michael D. Braner, Independent Managing Member and Chief Compliance Officer, 325 Capital LLC	54	2023		X
Anna M. Fabrega, Independent Former Chief Executive Officer, Local Bounti Corp.	45	2022	X
Jean C. Halle, Independent* Independent Consultant	65	2006	C(2)
James Kenigsberg, Independent*** Senior Strategic Advisor, 2U, Inc.	48	2022			X
Barbara L. Kurshan, Independent* Senior Fellow and Innovation Advisor, University of Pennsylvania, Graduate School of Education	75	2014	X	X
Daniel S. Pianko, Independent Co-Founder and Managing Director, Achieve Partners	47	2020			X
William G. Robinson, Jr., Independent President, Broadgate Human Capital, LLC	59	2016		C	X
Angela K. Selden President and Chief Executive Officer of the Company	58	2019
2023 Meetings	Board:	10	4	6	6
* Ms. Halle and Dr. Kurshan will not stand for reelection at the Annual Meeting.
** Ms. Blevins is expected to be appointed as chair of the Audit Committee immediately following the Annual Meeting.
*** Mr. Kenigsberg is expected to be appointed as chair of the NCG Committee immediately following the Annual Meeting.
AUD	Audit Committee	(1)	Chairperson of the Board
MDC	Management Development & Compensation Committee	(2)	Audit Committee Financial Expert
NCG	Nominating and Corporate Governance Committee
C	Committee Chair
X	Committee Member
Board Independence and Leadership Structure
The Board believes, and the Guidelines require, that a substantial majority of its members should be independent directors. In addition, the respective charters of the Audit, MDC, and NCG Committees currently require that each member of such committees be independent. Consistent with Nasdaq’s independence criteria, the Board has affirmatively determined that all of our directors are independent, with
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the exception of Ms. Selden, our President and Chief Executive Officer. Nasdaq’s independence criteria include a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with us. In addition, as further required by Nasdaq rules, the Board has made a subjective determination as to each independent director that no relationship exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed any information provided by the directors and management with regard to each director’s business and personal activities that may relate to us and our management.
In accordance with the Guidelines, the independent members of the Board hold at least two “executive session” meetings each year. If the Chairperson of the Board were not an independent director, an independent chairperson would be selected for each executive session. These meetings serve as a forum to discuss the annual evaluation of the Chief Executive Officer’s performance, the annual review of the Chief Executive Officer’s plan for management succession, and such other topics as the independent directors deem necessary or appropriate.
The Guidelines specify that the Board shall select its Chairperson based on the Board’s determination of what is then in our best interests. Historically, we have split the positions of the Chairperson of the Board and Chief Executive Officer because we believe that this structure is appropriate at this time given the differences between the two roles in our management structure. We believe that an independent Chairperson is in our best interests and those of our stockholders and provides a strong leadership structure and sound governance foundation for working with the Board, the Company’s Chief Executive Officer, and management to establish and further our strategic objectives. Our Chief Executive Officer, among other duties, is responsible for implementing the strategic direction for the Company and for the day-to-day leadership and performance of the Company, while the Chairperson of the Board, among other responsibilities, provides guidance to the Chief Executive Officer and presides over meetings of the full Board. Currently, Ms. Selden serves as our Chief Executive Officer and Mr. Andersen serves as the Chairperson of the Board.
The Board of Directors and its Committees
Each Board committee consists only of directors who are not employees of the Company and who are “independent” as defined by Nasdaq rules.
The Board and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time to time. The Board held a total of 10 meetings during the fiscal year ended December 31, 2023. During this time, all of our current directors attended at least 75% of the aggregate number of meetings held by the Board and all committees of the Board on which such director served. The Board does not have a formal policy with respect to Board member attendance at annual meetings of stockholders, but all members of the Board are encouraged to attend. Our 2023 Annual Meeting of Stockholders was attended by all our directors at the time except Mr. Braner, who had a family emergency.
The Board has three standing committees: the Audit Committee; the MDC Committee; and the NCG Committee. The charters for the Audit, MDC, and NCG Committees can be accessed electronically on the “Governance — Governance & Ethics Documents” section of our corporate website, www.apei.com.
The Board conducts, and the NCG Committee oversees, an annual evaluation of the Board’s operations and performance in order to enhance its effectiveness. Recommendations resulting from this evaluation are made by the NCG Committee to the full Board for its consideration. Each committee also conducts an annual evaluation of its own performance and charter, and makes recommendations as necessary to either management, the NCG Committee, or the full Board, as applicable, as a result of these evaluations.
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Audit Committee
The Board has established a separately designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications of our independent registered public accounting firm, and the performance of our internal audit function and our independent registered public accounting firm. The Audit Committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage financial reporting risk, and our compliance with significant applicable legal, ethical, and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm.
The current members of our Audit Committee are Ms. Halle, who serves as chair of the Committee, Ms. Blevins, Ms. Fabrega, and Dr. Kurshan. Each member of the Audit Committee is able to read and understand fundamental financial statements, including our balance sheet, and statements of income, comprehensive income, stockholders’ equity, and cash flows.
The Board has determined that each of Ms. Halle and Ms. Blevins is an “Audit Committee financial expert,” as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. The Board has determined that each member of our Audit Committee is independent under Nasdaq’s listing standards and each member of our Audit Committee is independent pursuant to Rule 10A-3 of the Exchange Act.
Ms. Halle’s term as a director ends at the Annual Meeting, and Ms. Blevins is expected to be appointed as chair of the Audit Committee following Ms. Halle’s departure.
Management Development & Compensation Committee
The MDC Committee is responsible, among its other duties and responsibilities, for establishing the compensation and benefits of our Chief Executive Officer and other executive officers, monitoring compensation arrangements applicable to our Chief Executive Officer and other executive officers in light of their performance, effectiveness, and other relevant considerations, and administering and making recommendations to the Board regarding our equity and other incentive plans. In addition, the MDC Committee is responsible for succession planning for our Chief Executive Officer and other key executive officers and for overseeing our human capital management efforts, including with respect to recruitment, development, and retention. Pursuant to our Bylaws, the MDC Committee may create one or more subcommittees, each subcommittee to consist of one or more members of the MDC Committee, and may delegate any or all of its powers and authority to those subcommittees.
The current members of our MDC Committee are Mr. Robinson, who serves as chair of the Committee, Mr. Andersen, Mr. Braner, and Dr. Kurshan. The Board has determined that each member of our MDC Committee meets Nasdaq’s independence requirements for approval of the compensation of our Chief Executive Officer and other executive officers.
The MDC Committee has the sole authority to retain and terminate any compensation consultant to assist in evaluating executive officer compensation. In 2023, the MDC Committee retained Willis Towers Watson directly as an outside compensation consultant to assist in evaluating our compensation programs, as it has since 2007. The MDC Committee assessed Willis Towers Watson’s independence, considering all relevant factors, including those set forth in Nasdaq rules. In connection with this assessment, the Committee considered Willis Towers Watson’s work and determined that it raised no conflicts of interest. Willis Towers Watson does no work for the Company other than work that is authorized by the MDC Committee or its chairperson. The Committee used information provided to it by Willis Towers Watson in connection with making 2023 compensation determinations. Willis Towers Watson also advised the MDC Committee on the use of a peer group and applicable survey data for comparative purposes. The
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consultant’s role in recommending the amount or form of executive compensation paid to our named executive officers during 2023 is described in the “Compensation Discussion and Analysis — Competitive Compensation — Assessing Competitive Practice” section on page 38.
The MDC Committee considers the results of the annual advisory vote on the compensation of our named executive officers. See “Proposal No. 2” on page 77 to review this year’s proposal. In 2023, approximately 82% of the stockholder votes cast on this proposal were voted in favor of our executive compensation. The decreased percentage of stockholders voting in favor of the executive compensation proposal was primarily due to the increase in abstentions from 0.4% in 2022 to 8.8% in 2023, which have the effect of a vote-against the proposal. Excluding abstentions, 90% of stockholders voted in favor of the compensation of our named executive officers. We continued our ongoing stockholder engagement program during 2023 in order to elicit further feedback and perspectives on the issues important to our stockholders. Because the annual advisory vote occurred after our compensation was set for 2023, the results for the 2023 vote were not available to be considered prior to establishing our 2023 compensation program, but the MDC Committee considered and discussed the results prior to establishing our compensation program for 2024.
The MDC Committee works closely with our Chief Executive Officer on compensation decisions and has delegated certain aspects of the annual incentive plans for the other executive officers, including the named executive officers, to our Chief Executive Officer. For a discussion of the role of our Chief Executive Officer in determining or recommending the executive compensation paid to our named executive officers during 2023, see the “Compensation Discussion and Analysis — Other Compensation Policies and Practices — Role of Executives in Executive Compensation Decisions” section on page 53. None of our other executive officers participates in any deliberations related to the setting of executive compensation.
Nominating and Corporate Governance Committee
The NCG Committee is responsible for recommending candidates for election to the Board. The Committee is also responsible, among its other duties and responsibilities, for making recommendations to the Board or otherwise acting with respect to corporate governance policies and practices, including board size and membership qualifications, recommendations with respect to director resignations tendered in the event a director fails to achieve a majority of votes cast in favor of his or her election, new director orientation, committee structure and membership, and policies and practices regarding communications with stockholders. In addition, the NCG Committee assists the Board in understanding and overseeing management’s processes for the assessment and management of non-financial risks of the Company and the steps that management has taken to monitor and control exposure to such risks. The members of our NCG Committee are Ms. Blevins, who serves as chair of the Committee, Mr. Kenigsberg, Mr. Pianko, and Mr. Robinson. The Board has determined that each member of our NCG Committee meets Nasdaq’s independence requirements for directors that make director nominations. Mr. Kenigsberg is expected to be appointed as chair of the Committee following the Annual Meeting.
Subsidiary Committees
Non-employee directors may be asked to serve in a committee role that involves service as a representative of the Board on the board of one of our wholly owned subsidiaries. During 2023, Mr. Robinson served in this role for APUS, and Mr. Pianko served in this role for RU.
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DIRECTOR NOMINATIONS AND
COMMUNICATION WITH DIRECTORS
Director Nomination Process
The NCG Committee recommends, and the Board nominates, candidates to stand for election as directors. Stockholders may also nominate persons to be elected as directors. If a stockholder wishes to nominate a person for election as director, he or she must follow the procedures contained in our Bylaws and satisfy the requirements of Regulation 14A of the Exchange Act. For a stockholder’s nomination of a person to stand for election as a director at an annual meeting of stockholders to be considered, our Corporate Secretary must receive such nominations at our principal executive offices not more than 120 days, and not less than 90 days, before the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or 60 days after such anniversary, the nomination must be received no later than the later of the 90th day prior to such annual meeting or the close of business on the tenth day following the notice or public disclosure of the date of the meeting. Each submission must include the following information:
•	the name and address of the stockholder who intends to make the nomination and the name and address of the person or persons to be nominated;
•	the principal occupation or employment during the preceding five years of the person or persons to be nominated;
•
the written, signed representation of each nominee that such nominee (i) consents to being named as a nominee in any Company proxy materials and to serving as a director if elected, (ii) intends to tender, promptly following such person’s election or re-election, an irrevocable resignation in the form required by the incumbent directors our Bylaws, (iii) has read and agrees to adhere to our policies and guidelines applicable to directors generally, (iv) is not and will not become a party to any agreement, and has not given any commitment to, any person or entity (1) as to how such person, if elected as a director, will act or vote on any nomination or other business proposal, issue, or question that has not been disclosed to us or (2) that could limit or interfere with such person’s ability to comply, if elected as a director, with such person’s fiduciary duties under applicable law, and (v) is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement, or indemnification that has not been disclosed to us in connection with such person’s nomination for director or service as a director;

•
a questionnaire completed and signed by such person with respect to the background and qualification of such proposed nominee and the background of any other person or entity on whose behalf the nomination is being made;

•	the class or series and number of shares of the Company that are owned beneficially and of record by such stockholder;
•
if such stockholder or any such beneficial owner intends to solicit proxies or votes in support of nominees other than our nominees, the information required to be included in a notice to the Company required by the SEC rules, including a statement that such person intends to solicit holders of capital stock of the Company representing at least 67% of the voting power of such shares entitled to vote on the election of directors in support of director nominees other than our nominees;

•
if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is to be made by the stockholder; and

•	such other information that the Board may request in its discretion.
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Each director will be elected by the vote of the majority of the votes cast with respect to that director’s election, provided, however, that if, as of the tenth day preceding the date we first mail notice of the meeting for such meeting to our stockholders, the number of nominees exceeds the number of directors to be elected, which we refer to as a “Contested Election” in our Bylaws, the directors shall be elected by the vote of a plurality of the votes cast. Under plurality voting, the director nominee with the most votes for a particular seat is elected for that seat. Our Bylaws require that the Board or a committee of the Board shall not nominate any incumbent director who, as a condition to such nomination, does not submit a conditional and, in the case of an uncontested election, irrevocable letter of resignation to the Chairperson of the Board. If an incumbent nominee is not elected in an uncontested election, the NCG Committee will promptly consider such director’s conditional resignation and make a recommendation to the Board regarding the resignation. Each incumbent director nominated for election to the Board at the Annual Meeting as described under “Proposal No. 1” on page 24 has submitted the conditional letter of resignation as required by our Bylaws.
In the event an incumbent director fails to receive a majority of the votes cast in an election that is not a Contested Election, the NCG Committee, or such other committee designated by the Board pursuant to our Bylaws, shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board shall act on the resignation, taking into account the Committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision, within 90 days following certification of the election results. The Committee in making its recommendation and the Board in making its decision each may consider any factors and other information that it considers appropriate and relevant.
Additional information regarding requirements for stockholder nominations for next year’s annual meeting is described in this Proxy Statement in the section titled “General Matters — Stockholder Proposals and Nominations” on page 85.
Contacting the Board of Directors
Stockholders wishing to communicate with the Board may do so by writing to the Board, the Chairperson of the Board, or the non-employee members of the Board as a group, at:
American Public Education, Inc.
303 West 3rd Avenue,
Ranson, WV 25438
Attn: Corporate Secretary
Complaints or concerns relating to our accounting, internal accounting controls, or auditing matters will be referred to members of the Audit Committee. Other correspondence will be referred to the relevant individual or group. All correspondence is required to prominently display the legend “Board Communication” in order to indicate to the Corporate Secretary that it is a communication subject to our policy and will be received and processed by the Corporate Secretary’s office. Each communication received by the Corporate Secretary will be copied for our files and in most cases will be promptly forwarded to the addressee. The Board has requested that certain items unrelated to the Board’s duties and responsibilities be excluded from the communications so forwarded under the policy. In addition, the Corporate Secretary is not required to forward any communication that the Corporate Secretary, in good faith, determines to be frivolous, unduly hostile, threatening, illegal, or similarly unsuitable. However, the Corporate Secretary will maintain a list of each communication subject to this policy that is not forwarded and, on a quarterly basis, will deliver the list to the Chairperson of the Board. In addition, each communication subject to this policy that is not forwarded because it was determined by the Corporate Secretary to be frivolous shall nevertheless be retained in our files and made available at the request of any member of the Board to whom such communication was addressed.
[23]	POWERING POTENTIAL AND PROSPERITY

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The Board is currently comprised of 10 directors. Our nominees for the election of directors at the Annual Meeting include seven independent non-employee directors and our Chief Executive Officer. Jean C. Halle and Dr. Barbara “Bobbi” Kurshan have decided to not stand for reelection at the Annual Meeting, and the size of the Board will be reduced to eight directors. Each director is elected to serve a one-year term, with all directors subject to annual election. At the recommendation of the NCG Committee, the Board has nominated the following persons to serve as directors for the term beginning at the Annual Meeting on May 17, 2024: Eric C. Andersen; Granetta B. Blevins; Michael D. Braner, Anna M. Fabrega; James Kenigsberg; Daniel S. Pianko; William G. Robinson, Jr.; and Angela K. Selden. All of the nominees are currently serving on the Board.
Proxies received in response to this solicitation will be voted FOR the election of each nominee named in this section unless otherwise stated in the proxy or in the case of a broker non-vote with respect to the proposal. Proxies submitted for the Annual Meeting can only be voted for those nominees named in this Proxy Statement. If, however, any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee designated by the Board, or the Board may reduce the size of the Board. Each nominee has consented to serve as a director if elected, and the Board does not believe that any nominee will be unwilling or unable to serve. Each director will hold office until his or her successor is duly elected and is qualified or until his or her earlier death, resignation, or removal.
Criteria for Evaluating Director Nominees
The Board provides strategic direction to the Company and oversees the performance of our business and management. The NCG Committee periodically identifies and reviews with the Board desired skills and attributes of both individual Board members and the Board overall within the context of current and future needs. Among the Committee’s responsibilities is the development of general criteria, subject to approval by the full Board, for use in identifying, evaluating, and selecting qualified candidates for election or re-election to the Board. The Committee reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements, and the long-term interests of our stockholders. It may use outside consultants to assist in identifying candidates. In determining whether to recommend candidates to serve on the Board, the Committee considers (i) whether candidates meet regulatory and independence requirements, (ii) the Board’s overall composition in light of current and future needs, (iii) the past performance of incumbent directors, and (iv) whether candidates have the qualities of integrity, judgment, acumen, and the time and ability to make a constructive contribution to the Board. In reviewing the composition of the Board, the Committee considers professional skills and background, experience in relevant industries, diversity, age, tenure, and geographic background, and any applicable rules and regulations regarding the composition of the Board, including those of Nasdaq and the SEC. The Committee maintains a commitment to include candidates with a diversity of backgrounds, including women and minorities, in the pool from which the Committee selects director candidates, and considers candidates submitted by directors and management, as well as candidates recommended by stockholders, which are evaluated in the same manner as other candidates identified to it. Final approval of director candidates is determined by the full Board.
As a part of our continued process of Board refreshment and succession planning, the NCG Committee and the Board regularly considers adding additional candidates to the Board.
In connection with the decision to appoint Mr. Braner to the Board in 2023, we entered into a Cooperation Agreement with 325 Capital LLC. Other than the Cooperation Agreement, which contemplated that Mr. Braner would be nominated for election to the Board at the 2023 Annual Meeting, there are no arrangements or understandings between a director and any other person pursuant to which such person was elected as director or is being nominated as a director.
[24]	POWERING POTENTIAL AND PROSPERITY

The Board has determined that all of our director nominees are qualified to serve as directors of the Company. Set forth below are some of the experiences, qualifications, attributes, and skills possessed by these nominees.
Qualifications and Experience	Andersen	Blevins	Braner	Fabrega	Kenigsberg	Pianko	Robinson	Selden
Business Strategy Experience	•	•	•	•	•	•	•	•
Finance, Investment and Accounting Experience	•	•	•	•		•		•
Corporate Governance Experience	•	•	•			•	•	•
Operational Experience	•	•	•	•	•	•	•	•
Education Sector Experience	•	•			•	•	•	•
Risk Management Experience	•	•	•	•	•	•		•
Sales & Marketing Expertise				•				•
Talent Management Expertise	•	•		•	•	•	•	•
Technology or Cybersecurity Expertise	•			•	•	•	•	•
[25]	POWERING POTENTIAL AND PROSPERITY

The demographic makeup of our current Board, as disclosed by the Board members themselves, is as follows:
Board Nominee Diversity Matrix (as of March 21, 2024)

Total Number of Directors: 10	Female	Male	Did not Disclose Gender
Part I: Gender Identity
Directors	3	4	1
Part II: Demographic Background
African American or Black	—	1	—
White	2	2	—
Hispanic or Latinx		—	—
Two or More Races or Ethnicities	1	—	—
Did Not Disclose Demographic Background	—	1	—
Information for each nominee for director, including names, ages as of March 21, 2024, terms of office, principal occupations, and business experience is set forth below. In addition, for each nominee, we have included additional information regarding the experiences, qualifications, attributes, or skills that caused the NCG Committee and the Board to determine that the person should serve as a director for the Company.
[26]	POWERING POTENTIAL AND PROSPERITY

Eric C. Andersen
Director since June 2012 • Chairperson of the Board • Management Development & Compensation Committee Age: 62 Independent: Yes
Biography

Mr. Andersen has served as Chairperson of the Board since May 2020. Since 2015, Mr. Andersen has been with PeakEquity Partners, a lower middle market private equity firm that specializes in making investments in enterprise software companies, where he served as a general partner and investment committee member from 2015 until January 2022 and now serves as an operating executive. Prior to joining PeakEquity, Mr. Andersen was a partner at Milestone Partners, a private equity firm, from 2011 to 2015. From 2006 to 2011 Mr. Andersen served as a Managing Director of private equity firm Silver Lake Partners, before which he worked in the consulting industry with IBM Business Consulting Services (“IBM BCS”), serving as Managing Partner, Asia Pacific responsible for IBM’s business solutions and business process outsourcing business across Asia Pacific. Before working with IBM BCS, Mr. Andersen was a senior partner at PwC Consulting, where he served in a variety of positions. Mr. Andersen has served as a director of Vertex (Nasdaq: VERX), a software company focused on delivering comprehensive tax solutions, since January 2008, and currently serves as Vertex’s lead independent director. Mr. Andersen also currently serves on the board of directors of a private company that is a portfolio company of PeakEquity, as well as an Adjunct Professor at the Villanova School of Business.

Skills and Qualifications
 • Experience as a principal in several private equity firms
 • Expertise in outsourcing, information technology and software, and international operations

[27]	POWERING POTENTIAL AND PROSPERITY

Granetta B. Blevins
Director since June 2020 • Nominating and Corporate Governance Committee (Chair) • Audit Committee Age: 65 Independent: Yes
Biography

Ms. Blevins has worked as an independent consultant/contractor since January 2000, working in a variety of capacities for non-profit and for-profit start-ups to mid-size businesses in multiple industries. From October 2018 to September 2019, Ms. Blevins served as Chief of Staff, LRNG at Southern New Hampshire University, where she was responsible for managing strategy, budget and resources for the LRNG learning platform. She also served as Chief Financial Officer and Chief of Staff of the non-profit social enterprise Collective Shift, which created the LRNG platform, from January 2015 until its acquisition by Southern New Hampshire University in October 2018. In addition, she served as Chief Financial Officer of Education Design Studio, a fund investor and business incubator for education technology start-up companies, from December 2012 until December 2019, and Chief Financial Officer of GlassLab, Inc., a non-profit that creates digital games for learning and assessment, from May 2014 to December 2016. Prior to 2000, Ms. Blevins held senior level finance and corporate planning positions with both public and privately held companies. Ms. Blevins currently serves on the Board of Trustees of Georgetown College in Georgetown, Kentucky and Chairs the Finance Committee and is a member of the Executive Committee. Ms. Blevins is also on the Board of Directors for CHI Saint Joseph Health, part of CommonSpirit Health, and chairs the Audit and Compliance Committee and serves on the Credentials Committee. Ms. Blevins has previously served on and chaired boards of other non-profits and been a board member of another for-profit privately held company.

Skills and Qualifications
 •  Significant experience serving in senior management positions for a range of corporations and non-profits
 •  Extensive experience in financial management, financial planning and analysis, strategic planning, strategy execution and governance
 •  Expertise in the education industry, including with respect to technology

Michael D. Braner
Director since March 2023 • Management Development & Compensation Committee Age: 54 Independent: Yes
Biography

Mr. Braner has served as a founding Managing Member and as Chief Compliance Officer at 325 Capital LLC, a long-term, significant, minority owner of small public companies, since March 2019, where he is involved in investment research and overseeing compliance. Previously, Mr. Braner served as a Partner at Sagard Capital Partners LP, pursuing a similar investment strategy to 325 Capital, from 2005 to May 2016. Prior to that, Mr. Braner served as a Partner in JB Investment Partners, an investment company he founded in 2003, from 2003 to 2004. Earlier in his career, Mr. Braner served for more than 10 years at Bain & Company Inc., a management consulting company, where he consulted large corporations and private equity investors. Mr. Braner also currently serves as a Board Trustee and Chairman Emeritus of the board of directors of the New York Landmarks Conservancy, an organization dedicated to celebrating, preserving, and protecting the iconic buildings and unique neighborhoods of New York City, since May 2014, and as Board Trustee of Arbor Rising, a non-profit dedicated to funding promising social entrepreneurs to secure a path out of poverty, since 2014.

Skills and Qualifications
 • Experience in executive-level investment and business consulting
 • Experience as a significant shareholder of the Company
 • Expertise in executive leadership and corporate governance

[28]	POWERING POTENTIAL AND PROSPERITY

Anna M. Fabrega
Director since May 2022 • Audit Committee Age: 45 Independent: Yes
Biography

Ms. Fabrega served as Chief Executive Officer of Local Bounti Corp. from June 2023 to December 2023. In addition, from October 2021 to November 2022, Ms. Fabrega served as Chief Executive Officer of fresh prepared food subscription service company Freshly, LLC, after joining Freshly as Chief Commercialization Officer in January 2021. Prior to Freshly, Ms. Fabrega spent nine years in roles of increasing seniority with Amazon, most recently as Managing Director, Amazon Convenience Stores, which includes Amazon Go, Amazon’s cashless convenience and grocery stores, from January 2020 through January 2021, and previously as Director, Amazon Go, from 2014 through January 2020. During her Amazon Go tenure, Ms. Fabrega helped launch Amazon Go Grocery, the first “Just Walk Out” grocery store, and scale the business to 28 stores across four cities. She earlier served as Senior Manager, Marketing and Third Party Marketplace, Sporting Goods, and General Manager, Sports and Outdoors, Amazon’s $4 billion sports and outdoors business, after joining Amazon in 2011. Before Amazon, Ms. Fabrega served as a Senior Product Manager, Brand Management and Relationship Marketing, and then Senior Manager, Global Brand Strategy, at Microsoft from 2008 through 2011, Director, Brand Management and Financial Services, for Stripes Convenience Stores, a convenience store chain then owned by Susser Holdings Corporation, from 2004 through 2008, and Inventory Control Manager at J&L Industrial, an industrial distribution and supply company then owned by Kennemetal, from 2002 to 2003. Ms. Fabrega began her career in distribution and operations at McMaster-Carr Supply Company, a hardware, tools, and materials supplier, in 1999.

Skills and Qualifications
 •  Experience in marketing, including digital marketing, and business management roles
 •  Leadership at accelerated growth and technology companies

James Kenigsberg
Director since June 2022 • Nominating and Corporate Governance Committee Age: 48 Independent: Yes
Biography

Mr. Kenigsberg serves as a technologist for Epic Staffing Group and as a member of its board since 2022. He also has served as a Senior Strategic Advisor to 2U Inc., a leading education technology company, since January 2022, and before that served as 2U’s Chief Technology Officer, a role in which he was integral in starting and growing the company from a start-up to a global, publicly traded company, since 2008. Mr. Kenigsberg has since August 2022 also served as a Venture Partner with Emerge Education, a European seed fund investing in startup education companies. Prior to 2U, Mr. Kenigsberg’s served as a Product Development Manager and later Vice President of Application Development at The Princeton Review, an education services company, from 2000 to 2008, where he led technology and product development teams. He was also formerly a part of technology and product development teams at Thomson Reuters and Ogilvy & Mather, and has served and continues to serve as an outside advisor to a number of education and technology companies:

Skills and Qualifications
 • Experience in education technology across multiple decades
 • Experience in advising education and technology companies

[29]	POWERING POTENTIAL AND PROSPERITY

Daniel S. Pianko
Director since June 2020 • Nominating and Corporate Governance Committee Age: 46 Independent: Yes
Biography

Mr. Pianko is the founder of and currently serves as an investor and Managing Director for Achieve Partners, since January 2019. Since April 2011, he has served as an investor and Managing Director for University Ventures, which he also founded. He also serves on the boards of directors of Education Excellence Corporation, Tiber Health, Yellowbrick Learning, and Ro Health Inc. Mr. Pianko is a frequent commentator on higher education and his insights have been featured in national media outlets including The Wall Street Journal, CNBC, TechCrunch, Inside Higher Ed, and The Chronicle of Higher Education. Prior to founding University Ventures, Mr. Pianko established a student loan fund, served as chief of staff for the public/private investments in the Philadelphia School District, and worked as a hedge fund analyst. Mr. Pianko began his career in investment banking at Goldman Sachs. He currently serves on the Board of Trustees of Harlem Village Academies.

Skills and Qualifications
 •  Experience as an investor in the higher education sector
 •  Expertise related to higher education

William G. Robinson, Jr.
Director since June 2016 • Management Development & Compensation Committee (Chair) • Nominating and Corporate Governance Committee Age: 59 Independent: Yes
Biography

October 2018, Mr. Robinson has served as president of Broadgate Human Capital, LLC, a human resources consulting firm. From December 2013 through September 2017, Mr. Robinson served as executive vice president and chief human resources officer of Sabre Corporation, a travel technology company, where he was responsible for leading Sabre’s global human resources organization, including talent management, organizational leadership, and culture. Prior to joining Sabre in December 2013, Mr. Robinson served as the senior vice president and chief human resources officer at Coventry Health Care, a diversified managed health care company that then had 14,000 employees, from 2012 to 2013. From 2010 to 2011, Mr. Robinson served as senior vice president for human resources at Outcomes Health Information Solutions, a healthcare analytics and information company specializing in the optimization and acquisition of medical records. Prior to that, from 1990 to 2010, he worked for General Electric, where he held several human resources leadership roles in diverse industries including information technology, healthcare, energy, and industrial, including as the human resources leader within the GE Enterprise Solutions division, where he led a global team in an organization of 20,000 employees in 200 locations worldwide. Mr. Robinson has served as a director of Clover Health Investments, Corp. (Nasdaq: CLOV), a health technology company focused on improving health outcomes for America’s seniors, since March 2021. Mr. Robinson also supports non-profits, previously serving as a director on the board of directors of MUST Ministries and currently serving as a director of the Wake Forest University Demon Deacon Club.

Skills and Qualifications
 •  Experience in human capital management
 •  Experience as an executive officer and director of public companies

[30]	POWERING POTENTIAL AND PROSPERITY

Angela K. Selden
Director since September 2019 • President and Chief Executive Officer Age 57 Independent: No
Biography

Ms. Selden has served as President and Chief Executive Officer and a member of the Board since September 2019. Ms. Selden previously served as Chief Executive Officer and a member of the board of DIGARC, LLC, an education technology provider to higher education institutions, from 2016 to 2019. From July 2015 until April 2016, Ms. Selden was Interim Chief Executive Officer of Skybridge Americas, a global contact center and provider of fulfillment solutions, and served as a member of its board of directors from July 2015 through December 2018. Prior to Skybridge Americas, Ms. Selden served as Chief Executive Officer of Workforce Insight, LLC, a global provider of strategic workforce management, from 2014 to April 2015, after Workforce Insight’s acquisition by Baird Capital Partners, where Ms. Selden served as Executive in Residence from April 2013 to April 2014 and led the acquisition of Workforce Insight. Prior to her role at Baird, Ms. Selden served as Chief Executive Officer and Executive Co-Chairman of Arise Virtual Solutions, Inc., a virtual workforce solutions outsourcer. Earlier in her career, Ms. Selden spent 18 years at Accenture, including serving as the Managing Partner, leading Accenture’s North American Consumer and Industrial Products group to significant growth. Ms. Selden co-founded and served as Chairman of DinerIQ, a provider of a mobile marketing technology platform for the hospitality industry, from August 2015 to December 2021, served on the board of directors of Talent Wave, a provider of independent contractor compliance and workforce solutions, from July 2015 to June 2021, and on the University of St. Thomas, Opus College of Business’ Strategic Board of Governors from April 2012 to September 2019. From July 2013 to March 2015, Ms. Selden served as Executive Chairman and Director of Call Assistant/Strategic Fundraising, Inc., a global call center platform and services business.

Skills and Qualifications
 •  Close to 20 years’ of leadership and management experience within the education and technology-enabled solutions industries and within private-equity and publicly-traded environments
 •  Experience delivering workforce solutions to enterprise customers and executing large-scale business transformation programs

THE BOARD RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE EIGHT NOMINATED DIRECTORS.
[31]	POWERING POTENTIAL AND PROSPERITY

2023 DIRECTOR COMPENSATION
Pursuant to our non-employee director compensation policy, for 2023, directors received an annual retainer of $70,000. The chairs of the Audit, MDC, and NCG Committees were entitled to receive an additional annual retainer of $15,000, $10,000, and $8,000, respectively. The non-employee Chairperson of the Board was entitled to receive an additional annual retainer of $50,000. The Chairperson was not entitled to receive any additional annual retainers for also serving as chair of any of the Board’s standing committees. Members of the Board may also be asked to serve as a representative of the Board on the board of one of our wholly owned subsidiaries and received a flat additional retainer of $65,000 for service with respect to APUS or RU.
The annual retainers are payable in quarterly installments, and each director may, before the beginning of the applicable year, elect to receive his or her annual retainer in common stock having the same value as the portion of the annual retainer to be paid, calculated as of the close of business on the first business day of the year. In connection with our annual meeting of stockholders, our non-employee director compensation policy for 2023 also provided for an annual grant to each director of restricted stock having a value of $80,000 on the grant date. Consistent with past practice, the restricted stock grant vests on the earlier of the one-year anniversary of the date of grant or immediately prior to the next year’s annual meeting of stockholders.
We also reimburse all directors for travel and other necessary business expenses incurred in the performance of their services for us and extend coverage to them under the directors’ and officers’ indemnity insurance policies.
The following table sets forth information regarding compensation earned by our non-employee directors during 2023:
Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Total
Eric C. Andersen	$120,000	$79,995	$199,995
Granetta B. Blevins	$78,000	$79,995	$157,995
Michael Braner(3)	$53,278	$91,611	$144,889
Anna M. Fabrega	$70,000	$79,995	$149,995
Jean C. Halle	$85,000	$79,995	$164,995
James Kenigsberg	$70,000	$79,995	$149,995
Dr. Barbara L. Kurshan	$70,000	$79,995	$149,995
Daniel S. Pianko	$135,000	$79,995	$214,995
William G. Robinson	$145,625	$79,995	$225,620
1)	See the Summary Compensation Table in the “Compensation Tables and Disclosures” section of this Proxy Statement for disclosure related to Ms. Selden, who is one of our named executive officers.
2)	The grant date fair value per share of the restricted stock awards in 2023 was $6.28 for each of the other non-employee directors, each as computed in accordance with FASB ASC Topic 718.2)
3)
Mr. Braner also received a prorated equity retainer consisting of 2,405 restricted shares on March 28, 2023, with a grant date fair value of $4.83 pursuant to his appointment to the Board of Directors.

[32]	POWERING POTENTIAL AND PROSPERITY

As of December 31, 2023, there were no exercisable or unexercisable option awards held by our 2023 non-employee directors. The aggregate number of unvested stock awards outstanding held as of that date by our 2023 non-employee directors were as follows:
Name	Stock Awards
Eric C. Andersen	12,738
Granetta B. Blevins	12,738
Michael Braner	12,738
Anna M. Fabrega	12,738
Jean C. Halle	12,738
James Kenigsberg	12,738
Dr. Barbara L. Kurshan	12,738
Daniel S. Pianko	12,738
William G. Robinson	12,738
In 2023, Willis Towers Watson presented to the MDC Committee information on non-employee director compensation, providing comparative information on the same peer group that the MDC Committee uses for executive compensation, as well as general industry levels. Although the comparative information indicated that the Company’s non-employee director compensation remained below the 50th percentile of peers and survey data, the Board determined, including in consideration of the Company’s financial performance, to retain the existing non-employee director compensation policy.
[33]	POWERING POTENTIAL AND PROSPERITY

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
OUR 2023 NEOS
Our named executive officers (“NEOs”) for 2023 are:
Angela K. Selden President and Chief Executive Officer	Richard W. Sunderland, Jr. Executive Vice President and Chief Financial Officer	Nuno S. Fernandes President, American Public University System

Craig S. MacGibbon Executive Vice President Chief Information Officer	Thomas A. Beckett Senior Vice President, General Counsel and Secretary	Jeffrey C. Tognola* Former Executive Vice President, Chief Experience Officer
* Mr. Tognola departed his position effective July 22, 2023.
EXECUTIVE SUMMARY
This Compensation Discussion and Analysis describes our executive compensation program and decisions for 2023. This section details the compensation framework applied by the Management Development & Compensation Committee (the “MDC Committee”) and, in particular, our compensation philosophy and objectives, elements of compensation, compensation decisions, and the link between executive compensation and performance. The year 2023 was a year of acceleration and rebuilding for APEI. We reported revenue of $600.5 million, marking a slight decrease compared to the previous year, but signifying further stabilization of our business. Additionally, we recorded a net loss of $2.93 per diluted share, marking a notable improvement compared to the previous year’s loss. Adjusted EPS achievement, as measured in the Annual Incentive Plan was $0.16, slightly above the threshold performance goal of $0.15. In the last two quarters of 2023, there was positive momentum across our subsidiary institutions, and we surpassed our revenue and Adjusted EBITDA expectations, which is consistent with our belief that the Company ended 2023 well positioned to move into 2024. Our commitment to educating active-duty military, veterans, nurses, and other service-minded students gives us confidence in our long-term business strategy and market position.
APUS saw full-year net course registrations increased by 5% year-over-year, demonstrating continued momentum in active-duty and veteran registrations, a testament to the strong military franchise that American Military University (AMU), a part of APUS, has built. RU’s targeted programmatic marketing efforts are driving improved enrollment by streamlining processes for identifying and attracting new students. In addition, both RU and HCN made significant improvements in pre-licensure NCLEX student outcomes in 2023 – demonstrating the effectiveness of our nursing programs.
Even with the positive momentum, particularly in the second half of the year, and the position in which the Company ended 2023, the overall financial performance for 2023 was uneven across the Company and neither the financial performance nor stock price performance met our expectations. As a result, under our annual incentive plan, which is designed to reward subsidiary institution and enterprise performance, all of our NEOs received below-target payouts in 2023, with the exception of Mr. Fernandes. Ms. Selden’s total payout under our 2023 annual incentive plan represented 56% of her target opportunity (or 53% of her base salary), less than her total opportunity of 147% of target (or 140% of her base salary). In addition, for our performance-based deferred stock units (“PSUs”) granted in 2023 were earned by NEOs at 81.2% of the target opportunity, less than the total opportunity of 200% of target.
[34]	POWERING POTENTIAL AND PROSPERITY

Transforming the Company to Achieve Sustainable Growth and Win with Students
In 2023, we continued to leverage our national platform to Power Potential and Prosperity for Those Who Serve, by providing inclusive, high-quality, and relevant education that empowers learners to achieve their ambitions, serve their communities and realize a return on their educational investment.
2023 Target Compensation Mix
The charts below show the breakdown of the components of Ms. Selden’s target compensation opportunity for 2023 as well as the average target compensation for our other NEOs serving at the beginning of the year. As discussed in the overview section below, the breakdown of target compensation opportunity reflects our focus on variable compensation tied to performance, with our CEO’s fixed base salary representing 18% of her total target compensation opportunity, with annual and long-term incentives tied to financial, enrollment, individual, and stock price performance representing the remainder.

* Components of table may not foot to totals shown due to rounding
2023 Realizable Pay
A key component of our executive compensation philosophy, as discussed in greater detail in this Compensation Discussion and Analysis and in the “CEO Target Compensation versus Realizable Pay” section on page 71, is the link between compensation and overall financial, operational, and stock performance. The CEO’s realizable 2023 pay as of December 31, 2023 was 30% lower than 2023 target compensation approved in February 2023, which compares with a stock price decline of 28% over the same period, which we believe demonstrates that our executive compensation plans appropriately link pay with performance.
[35]	POWERING POTENTIAL AND PROSPERITY

COMPENSATION PROGRAM OVERVIEW
Compensation Program Philosophy and Objectives
Our compensation programs for our NEOs are designed to attract, incentivize, retain, and reward the talent that we need to maintain and strengthen our position in career-minded adult education and to achieve our business objectives, as well as to hold our executives accountable for our actual business performance.
Elements of our Compensation Program Philosophy
Variable Cash Compensation	We believe in using variable cash compensation to motivate and reward performance for our NEOs.
Focus on Corporate Goals
We strive to provide compensation that is directly related to the achievement of our corporate goals, which we measure through earnings per share, enrollment, revenue, and adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), as well as annual objectives with individualized, quarterly components set for each NEO.

Carefully Monitor External Market Practices
We monitor market practices so that our programs reflect the realities of the competitive market to ensure we are paying for performance. At the same time, we must also ensure we can attract the top talent necessary to drive results through our business strategy.

Executive Compensation Best Practices
Highlighted below are certain executive compensation practices that we employ in order to align executive compensation with stockholder interests. Also listed below are certain compensation practices that we do not employ because we do not believe they would serve our stockholders’ long-term interests.
What We Do	How We Do It
We Pay for Performance
We tie a significant portion of our executives’ annual compensation opportunity to objective performance metrics and continue to monitor our compensation mix to ensure the performance-based portion is consistent with that of our peers.

We Target Pay Competitively
We generally seek to target compensation within a competitive range of the market median and only deliver greater compensation when warranted by actual superior performance. Conversely, we seek to deliver lower compensation when performance results do not meet our threshold expectations. We review our compensation and performance alignment as compared to our peers annually to understand where our programs are working and where we can continue to make improvements.

We Maintain Executive Stock Ownership Guidelines	Each of our executives is expected to own shares of our common stock with a value ranging from one to six times the executive’s base salary, depending on position.
We Utilize Meaningful Vesting Conditions for Equity Awards	Equity awards, including performance-based awards, have three-year ratable vesting periods.
[36]	POWERING POTENTIAL AND PROSPERITY

What We Do	How We Do It
We Incorporate ESG into Pay Decisions
Our short-term annual incentive cash compensation program contains a range of achievement tied to satisfaction of individual objectives consistent with important strategic, financial, and operational goals, including our environmental, social, and governance (“ESG”) goals. In 2023, these included objectives related to our ESG strategy and development, cybersecurity goals and initiatives, internal controls, and employee engagement, talent assessment, retention, and development.

We Impose a “Clawback Policy”
We adopted a new incentive compensation recoupment policy (the “Clawback Policy”) that requires us to recover erroneously awarded incentive-based compensation previously paid to certain executive officers in the event of an accounting restatement due to our material noncompliance with financial reporting requirements. In addition, pursuant to previously existing plans and agreements, we can recover any performance-based cash or equity award made to any recipient where, as a result of an accounting restatement, performance goals were later determined not to have been achieved. We can also recover equity awards made to an employee in cases where we are required to prepare an accounting restatement due to our material noncompliance with financial reporting requirements and the restatement is the result of misconduct that resulted from the employee knowingly having engaged in that misconduct, the employee’s gross negligence, or the employee knowingly or through gross negligence having failed to prevent misconduct.

We Utilize an Independent Compensation Consulting Firm	The MDC Committee utilizes Willis Towers Watson, an independent compensation consulting firm, to assist the Committee in determining compensation.
What We Don’t Do	How We Prohibit It
We Don’t Permit Hedging
We prohibit our directors and employees, including our NEOs, from engaging in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds, and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of our securities.

We Don’t Permit Pledging
We prohibit our directors and officers, including our NEOs, from holding our securities in margin accounts, pledging our securities as collateral or maintaining an automatic rebalance feature in savings plans, deferred compensation, or deferred fee plans, to avoid sales of our securities on behalf of an individual related to margin calls, loan defaults, and automatic rebalances, which may occur when the individual has material nonpublic information about us.

We Don’t Offer Single-Trigger “Change of Control” Payments
For those NEOs who have employment agreements, the agreements provide that in the case of a “change of control” the NEO only receives severance payments in connection with a termination of their employment.

We Don’t Provide Tax Gross-Ups	We do not provide our NEOs with tax gross-up payments for a change of control in employment agreements, or for other benefits.
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COMPETITIVE COMPENSATION
Our executive compensation policies are designed to assist us in attracting and retaining qualified executives by providing competitive levels of compensation that are consistent with the executives’ alternatives within the for-profit education industry and the broader market for executive talent. The MDC Committee generally intends to set each NEO’s base salary, target total cash compensation (base salary plus annual cash incentives at the target performance level), and total direct compensation (which also includes equity awards) to be competitive with the 50th percentile of the survey data received from the Committee’s independent consultant, with appropriate adjustments to reflect the specific situation of each NEO, including how their roles may differ from those at other companies.
50th	The MDC Committee’s intent is generally to set each NEO’s base salary to be competitive with the 50th percentile of the survey data received from the Committee’s independent consultant.
Assessing Competitive Practice
For 2023, the MDC Committee continued its prior engagement of Willis Towers Watson as an independent consultant to the Committee, including to assist the Committee with a competitive assessment of base salary, annual incentives, long-term equity incentives, and total direct compensation. The MDC Committee assesses the independence of its consultant annually, considering, among other factors, the independence factors established by Nasdaq. Specifically, Willis Towers Watson provides no services to the Company or its management other than the services provided to the MDC Committee in its capacity as the MDC Committee’s independent adviser on executive compensation matters. Willis Towers Watson affirmed that no member of the consulting team has any business or personal relationship with any member of the MDC Committee. Willis Towers Watson also affirmed that neither Willis Towers Watson nor any member of the consulting team serving the MDC Committee owns any stock of the Company. In addition, the MDC Committee evaluated the work of Willis Towers Watson and determined that its work raised no conflict of interest, including under the applicable independence assessment set forth in Nasdaq rules. Considering all of these factors, the MDC Committee concluded Willis Towers Watson was independent.
For the Committee’s assessment of its compensation program, Willis Towers Watson provides comparative data that includes survey data for each of the NEOs and data from a group of publicly traded companies against which we compare compensation, which we refer to as our peer group. For those executives for whom both survey data and peer group data are available, the MDC Committee uses the survey data for its primary comparisons because we believe, consistent with the advice of Willis Towers Watson, that the survey data is more robust and provides a better comparison for the Company than the peer group data. This is in part because peer group data is more limited and typically cannot be size-adjusted to account for revenue responsibilities.
Consistent with the advice of Willis Towers Watson, when reviewing compensation for executive positions, the MDC Committee generally considers compensation to be competitive if it falls within the following ranges relative to the 50th percentile of the comparative survey data:
•	within 10% for base salary;
•	within 15% for target total cash compensation; and
•	within 20% for target total direct compensation.
Survey Data and Peer Group
For 2023 compensation decisions, Willis Towers Watson provided data from the following published surveys as a primary source: the 2022 Willis Towers Watson General Industry Executive Compensation U.S. Survey Report and the 2019-2020 College and University Professionals Association for Human Resources Administrators in Higher Education Annual Survey Report. Because of the variance in size
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among the companies included in the databases for the published surveys, Willis Towers Watson informed the MDC Committee that, to the extent possible, it had assessed the published survey data in the context of APEI’s and its subsidiary institutions’ projected fiscal 2023 revenue, as revenue responsibility is typically one of the most reliable predictors of executive pay. The review of survey data for setting initial 2023 compensation included competitive analysis for Ms. Selden, Mr. Sunderland, Mr. Fernandes, Mr. MacGibbon, Mr. Beckett, and Mr. Tognola, as well as a number of other members of our management team. The review determined that the base salary and total cash compensation was generally within the competitive range, but target total direct compensation was generally below the competitive range, as was Mr. Beckett’s base salary.
While the MDC Committee uses survey data as the primary source of comparative information, we believe our peer group is still an important element of the review of the competitive market for executive talent. Prior to making compensation decisions for 2023, as in years past, the MDC Committee, with the assistance of Willis Towers Watson, updated the peer group after screening for public companies within the education services, consumer services, commercial and professional services, and software and services industry that were similar in size (revenue, net income, total assets, and number of employees), were peers of our peers, and that we had selected or proxy advisory firms had identified as our peers. As a result of this evaluation process, the MDC Committee removed GP Strategies because it was acquired and Zovio Inc. because it ceased operations in 2022 and replaced them with 2U, Inc. and Laureate Education, Inc. The 2023 peer group consisted of the following companies:
•	2U, Inc. (TWOU)
•	Adtalem Global Education Inc. (ATGE)
•	Grand Canyon Education, Inc. (LOPE)
•	Laureate Education, Inc. (LAUR)
•	Lincoln Educational Services Corporation (LINC)
•	Perdoceo Education Corporation (PRDO)
•	Strategic Education, Inc. (STRA)
•	Stride, Inc. (LRN)
•	Universal Technical Institute, Inc. (UTI)
The review of our peer group for setting initial 2023 compensation resulted in comparative information for Ms. Selden and Mr. Sunderland. Comparative information was not available for the remaining NEOs due to the more limited sample size of peer group data as compared to survey data.
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ELEMENTS OF COMPENSATION
The compensation program for our NEOs is comprised of three core elements: base salary, annual incentive cash compensation, and long-term equity incentives.
Pay Element		How It Links To Performance
BASE SALARY
•	Regular, fixed compensation element	•	Informed by the 50th percentile of the survey data received from the MDC Committee’s independent compensation consultant
•	Reviewed annually	•	Intended to be part of a competitive total compensation package
•	Reflects each NEO’s individual role and responsibility

SHORT-TERM ANNUAL INCENTIVE CASH COMPENSATION
•	Provides cash incentives for achieving and surpassing corporate and individual goals	•	Provides compensation for annual performance, with a quarterly element for individual objectives
•	Offers the opportunity for NEOs to earn:	•	Helps focus executives on corporate financial, strategic, and operational plans and goals that are expected to lead to increased stockholder value
	○ annual payments for achievement of earnings, revenue, and enrollment targets; and ○ annual payments for satisfaction of individual objectives	•	This focus is enhanced through the stretch portion of the annual incentive plan, an additional incentive that pays an additional amount to NEOs for superior performance
•
Generally structured so that target total cash (base salary plus annual incentives) is competitive with the 50th percentile of the survey data when target performance goals under the annual incentive plan are achieved

LONG-TERM EQUITY INCENTIVE COMPENSATION
•	Annual grants of equity awards consisting of time-based restricted stock units (“RSUs”) and PSUs	•	Intended to align the interests of the NEOs with those of our stockholders
•	All awards vest over three years	•	Time-based vesting aids in the retention of NEOs
•	PSUs tied to fiscal year achievement of revenue and Adjusted EBITDA	•	Revenue and Adjusted EBITDA performance measures align with metrics that are relevant to the achievement of our long-term strategic goals
•	Generally selected so that total target compensation is competitive with the 50th percentile of the survey data received from the MDC Committee’s independent consultant	•	The MDC Committee retains the right to adjust equity awards downward
•	Provides compensation that is tied to longer-term performance
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2023 COMPENSATION DECISIONS
In setting base salary, annual incentive cash compensation, and long-term equity incentives for 2023, the MDC Committee considered, among other factors, the compensation levels for our NEOs in 2022, the respective performances of each of our continuing NEOs in 2022, an enhanced focus on differentiation and pay-for-impact based on a culture of performance and accountability, internal fairness and equity consistent with role, and what the Committee believed was required based on the marketplace for executive talent, including based on the market information provided by Willis Towers Watson.
Base Salary
Base salary is an integral part of compensation for our NEOs and is generally set in January of each year, absent other factors, such as promotions or new hires. For 2023, the MDC Committee determined to not increase the base salaries of our NEOs, except for a 10% increase for Mr. Beckett. In determining not to provide increases for the NEOs other than Mr. Beckett, the MDC Committee considered the recommendation of Ms. Selden, who noted the relatively recent reductions in force at APEI and the importance of setting the tone at the top. Ms. Selden also noted that Mr. Fernandes, Mr. Tognola and Mr. MacGibbon had all joined the Company in 2022, and that similar to Mr. Sunderland each of them had competitive levels of compensation consistent with the MDC Committee’s philosophy. Ms. Selden noted, however, that Mr. Beckett’s salary remained below the 50th percentile of the survey data and was not yet within the competitive market range. The Committee concurred with Ms. Selden’s rationale for base salary for the other NEOs, and in its deliberations applied the same approach to their decision not to increase her base salary. This approach was also consistent with the MDC Committee’s recommendation, and the decision of the Board, to maintain non-employee director compensation at the same level for 2023, which was the third consecutive year without a change.
Named Executive Officer	2022 Base Salary	2023 Base Salary	Percentage Increase
Angela K. Selden	$795,000	$795,000	—
Richard W. Sunderland, Jr.	$475,000	$475,000	—
Nuno S. Fernandes	$475,000	$475,000	—
Craig S. MacGibbon	$390,000	$390,000	—
Thomas A. Beckett	$341,944	$376,139	10%
Jeffrey C. Tognola	$420,000	$420,000	—
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Annual Incentive Cash Compensation
Overall Opportunity. We believe annual incentive cash compensation furthers our compensation philosophy and objectives by focusing our NEOs on performance goals that measure corporate strategic, financial, and operational objectives. The total opportunity for annual cash incentive compensation for our NEOs under our annual incentive plan (“AIP”) is expressed as a target percentage of base salary. We further enhance the focus on performance goals through a stretch incentive opportunity under the AIP that pays an additional amount to our NEOs for superior performance, which we refer to as the stretch portion of the AIP. The following table sets forth the target and stretch incentives under the AIP, expressed as a percentage of base salary.
Named Executive Officer	Target Incentive	Stretch Incentive (% of Base Salary)	Total Maximum Potential
Angela K. Selden	95	45	140
Richard W. Sunderland, Jr.	50	30	80
Nuno S. Fernandes	65	30	95
Craig S. MacGibbon	50	30	80
Thomas A. Beckett	50	20	70
Jeffrey C. Tognola	50	30	80
The target and stretch percentages for Ms. Selden, and Mr. Sunderland reflect the minimum target and stretch percentages set forth in their employment agreements. The target and stretch percentages for Mr. Fernandes, Mr. MacGibbon, and Mr. Tognola were set in connection with their appointments to their respective positions, and Mr. Beckett’s target and stretch percentages reflect the percentages set for all executives at a similar level. After considering the survey data and the individual performance of the executives, the MDC Committee determined that the percentages for all continuing NEOs should remain the same for 2023.
We believe that the proportion of target annual incentive compensation to target total cash compensation (base salary plus target annual incentive pay) for our NEOs should be a relatively high percentage. It is also the Committee’s general intent, as discussed above, that target annual incentives should be structured so that target total cash compensation approximates the 50th percentile of the survey data for achievement of target performance goals under the AIP. We believe that positioning to be competitive with the 50th percentile is appropriate for target total cash compensation because of the high level of performance that we believe is required from our executives in order for us to achieve our performance goals. We believe the high percentage of compensation tied to incentive compensation increases the focus of our NEOs on achieving our performance goals.
Mr. Tognola’s departure on July 22, 2023, was treated as a termination by the Company without cause under the American Public Education, Inc. Executive Severance Plan (the “Executive Severance Plan”), and he was therefore eligible for a prorated annual incentive plan payout for 2023.
Performance Measures. The MDC Committee intended that performance under the NEOs’ AIP at both the target and stretch incentive levels should be measured based on our achievement of our financial performance goals and individual achievement of individual objectives and key results (“OKRs”). We view this split among goals as an important reflection of our belief that our NEOs should be focused on the overall performance of the business and also on individualized objectives that are consistent with important strategic, financial, and operational goals. We also believe this split encourages a focus on multiple performance metrics rather than focusing on one particular metric to the exclusion of others that are also important to our results.
For 2023, the Committee determined to maintain a structure with 80% of the target award based on business performance and 20% of the target award based on achievement of individual OKRs. OKRs are
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enterprise- or subsidiary institution-wide annual objectives with individualized component goal results, or “key results,” that are consistent with our strategic, financial, and operational goals. The OKR structure includes quarterly targets toward each key result that can be adjusted over the course of the year and serve as milestones toward achievement and help to measure progress. OKRs are developed through collaborative goal-setting and are designed to be challenging, ambitious goals with measurable results. In setting OKRs, objectives are first defined by either Ms. Selden or the applicable subsidiary institution leadership, and key results are then established along with the quarterly milestones. OKRs for subsidiary institution leaders are approved by Ms. Selden, and Ms. Selden’s OKRs are recommended by the Chairperson of the Board, in consultation with Ms. Selden, and approved by the MDC Committee.
Business Performance Measures (80% of the AIP target opportunity). The MDC Committee determined that the portion of each NEO’s 2023 AIP award that relates to business performance would be based on achieving and surpassing specified EPS, enrollment, and revenue metrics. The Committee initially selected EPS as a performance measure because of its strong alignment with stockholder value creation and enrollment as a way to focus on the importance of growth and determined to retain EPS and enrollment as the performance metrics for 2023 for the same reasons. Given the relative size of Graduate School USA (“GSUSA”) and HCN to the consolidated enterprise, for NEOs at the APEI level, the Committee determined to combine the performance of these two businesses into one measure that was based on combined revenue. The Committee selected the revenue metric to further underscore its importance across all subsidiary institutions in addition to bottom-line results.
For those executives employed at the APEI level, the AIP opportunity related to business performance measures was allocated 25% to APEI EPS performance, 33% to each of APUS and RU enrollment, and 9% to a combination of GSUSA and HCN revenue. Mr. Fernandes’ AIP opportunity related to business performance was allocated 25% to APEI EPS and 37.5% to each of APUS EPS and enrollment performance.
In selecting consolidated and institution-specific business performance goals, the Committee’s intention was to focus executives at the APEI level both on APEI’s overall business and also the business of the Company’s subsidiary institutions, and to focus executives employed at our subsidiary institutions on both the subsidiary institution where they were employed and the larger overall context of the Company.
The following table shows the business performance goals for the APEI-level executives and for Mr. Fernandes expressed as a percentage of the portion of the AIP award at target that relates to business performance.
	EPS Weighting		Enrollment Weighting			Revenue Weighting
	Company	APUS	APUS	Rasmussen	Total	(Hondros and GSUSA)
APEI Executives	25%	N/A	33%	33%	66%	9%
Mr. Fernandes	25%	37.5%	37.5%	N/A	N/A	N/A
Earnings Per Share. The MDC Committee used the target EPS for consolidated financial performance for the APEI-level executives, and used APUS EPS performance for Mr. Fernandes, in each case as was included in our budget when approved by the Board. For 2023, the Committee also specified that 50% of the target amount would be paid if earnings per share thresholds were attained that reflected 80% achievement of the target levels, which the Committee determined was at a level of achievement that would require effort for the Company to achieve. The Committee determined that it was appropriate to provide an incentive at a threshold level because it would provide an annual incentive that reflected the positive performance of the Company and the contributions of our employees and NEOs. The Committee provided that the stretch portion of the AIP related to financial performance would be payable on earnings per share that reflected 110% achievement of the target levels. This level of achievement was viewed as representing exceptional performance for which management should be rewarded. In setting the 80% and 110% levels,
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the Committee also considered analysis from Willis Towers Watson, including a review of market practice and historical achievements, which reflected that achievement at these levels was neither certain at the threshold level or likely to be achieved at the stretch level.
The tables below show the goals for consolidated APEI EPS and achievement against APEI EPS and APUS EPS goals.
	2023 EPS Goals
APEI EPS	Threshold	Target	Stretch	2023 Result	Achievement	Earned
Goal	$0.15	$0.19	$0.21	$0.16	Above Threshold	63% of target
	Achievement(1)	Earned
APUS EPS	171% of Target	Target + 100% of Stretch
(1)	The specific targets for APUS EPS are not disclosed because they relate to amounts that are not publicly disclosed and disclosure would result in competitive harm.
APEI 2023 EPS achievement for 2023 was assessed to be above threshold, but below target, resulting in earning a payout of 63% of the APEI EPS target. Mr. Fernandes earned 100% of the target and 100% of the stretch goal for the APUS EPS metric. As a result, Mr. Fernandes earned 100% of the target portion and 100% of the stretch portion of the AIP opportunity associated with APUS performance. For 2023, the MDC Committee adjusted APEI EPS to exclude the impact of an impairment of goodwill, an equity investment loss, loss on an assets held for sale, and loss on disposals. The Committee concluded that these adjustments are consistent with its historical practice, market practices, and provided an incentive to leadership to focus on results they control.
Enrollment and Revenue. In addition to EPS, for 2023, the MDC Committee used total enrollment at each of APUS and RU as elements of the AIP in order to motivate NEOs to focus on enrollment. For Mr. Fernandes, they only used total enrollment at APUS. The MDC Committee set the target enrollment number based on the number of enrollments anticipated by our budget as approved by the Board. Additionally, for 2023, for NEOs other than Mr. Fernandes, the MDC Committee added a combined budgeted revenue metric for HCN and GSUSA that reflects the budgeted amounts for those businesses approved by the Board of Directors.
For 2023, the Committee also specified that 50% of the target amount would be paid if enrollment thresholds were attained at 95% and revenue thresholds were attained at 80% of the target levels, which the Committee believed was a level of achievement that would still require effort to achieve. As with EPS, the Committee determined that it was appropriate to provide an incentive at a threshold level because it would provide an annual incentive that reflected the positive performance of the Company and the contributions of our employees and NEOs. The Committee provided that the stretch portions of the AIP related to enrollment and revenue would be payable for achievement at 103% and 110% of the respective target levels. This level of achievement was viewed as representing exceptional performance for which management should be rewarded.
For 2023, APUS had total enrollment of 367,599 and RU had total enrollment of 57,097. As a result of APUS enrollment, our NEOs earned 100% of the target portion of the AIP associated with APUS enrollment, or approximately 26% of the total target AIP opportunity for NEOs other than Mr. Fernandes. Because the APEI EPS target was not achieved, NEOs other than Mr. Fernandes were not eligible for the APUS enrollment stretch payments. Because the APUS target EPS was achieved, Mr. Fernandes received the APUS enrollment stretch payment, and the portion of the payout of his AIP associated with APUS enrollment represented 47% of his total target AIP opportunity. Additionally, our NEOs earned 100% of the target portion of the AIP associated with GSUSA and HCN revenue, or approximately 7% of the total target AIP opportunity for NEOs other than Mr. Fernandes.
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The tables below show the goals for APUS and RU enrollment and achievement against each of the enrollment goals.
Enrollment	Threshold	Target	Stretch	2023 Results	Achievement	Earned
APUS	337,798	355,577	366,244	367,599	100% of Stretch	100% of Target
RU	57,751	60,791	62,615	57,097	Below Threshold	None
Objectives and Key Results (20% of the AIP target opportunity). OKRs are annual objectives with individualized, component goals, or “key results” set for each NEO and are consistent with our strategic, financial, and operational goals. OKRs are designed to be challenging, ambitious goals with measurable results. In setting OKRs, the annual objectives are first defined, the key results within those objectives are established, and the narrower quarterly targets toward each key result are then formulated.
In 2023, the Chairperson of the Board met with Ms. Selden to discuss developing OKRs for Ms. Selden and the other executive officers to facilitate alignment between the Board and the executives on the strategic direction for the Company. The Chairperson of the Board then recommended Ms. Selden’s OKRs to the MDC Committee, which subsequently approved her OKRs. Ms. Selden approved the OKRs for the other corporate-level executives, as well as the OKRs for Mr. Fernandes. On a quarterly basis commencing after the completion of the second quarter, in addition to a self-assessment, Ms. Selden, assessed achievement for the other NEOs against the milestones and determined whether the next quarter’s previously established milestones remained relevant.
We believe that this structure encourages management to focus on not only the current year’s financial and business results, which are covered by other parts of the AIP, but also operational successes that will help prepare the Company for growth and improvement. By focusing on goals consistent with our strategic, financial, and operational plans, OKRs are intended to focus the executives on goals that will deliver long-term stockholder value. OKRs provide personal accountability and reward for Company performance because executives are directly responsible for or contribute to their achievement and are assessed on an individualized basis. In addition, the establishment of quarterly milestones encourages NEOs to work toward objectives throughout the fiscal year, allows for better tracking of progress toward those objectives, and provides us with the ability to flexibly adjust key results as conditions warrant.
The MDC Committee set overlapping objectives for all executives to reflect that executives must work together to achieve results. NEOs shared a combination of the following objectives for 2023, each with corresponding, individualized component goals and quarterly key results:
•	Drive Growth – including with respect to enrollment, retention, referrals, and integrating and assessing future acquisitions and products;
•	Win With Students – including with respect to redefining tailored learning experiences, student satisfaction, marketing, and brand awareness;
•	Win With Employees – including with respect to training, efficiency, recruitment, and engagement;
•	Drive Efficiency – including through shared services, streamlined workstreams, real estate, culture of performance and growth, and prioritizing cybersecurity; and
•
Maintain Top Performing Regulatory and Public Company Compliance – including by regularly reviewing and updating governance policies and practices to reflect best practices, updating and evaluating the Enterprise Risk Management process, and a focus on ESG priorities.

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OKR Achievement
To assist in determining the extent to which OKRs were met, each NEO was required at the end of the year to self-assess their performance and Ms. Selden also provided her assessment of each NEO after reviewing their self-assessments. Each NEO, other than Ms. Selden, was awarded a percentage payout for OKRs based on Ms. Selden’s assessment.
Ms. Selden also assessed her own individual OKR achievement by considering her contributions to organizational success in 2023. Notwithstanding that she self-assessed her performance at a higher percentage, Ms. Selden made the decision to cap her self-assessment at 50% of OKR achievement, significantly below the achievement of other NEOs and her own self-assessment, in order to take accountability for the inconsistent financial performance of parts of the organization in 2023. The MDC Committee then independently assessed Ms. Selden’s OKR performance. After consideration, the MDC Committee then adopted the capped assessment recommended by Ms. Selden, which was below the actual level of achievement and resulted in Ms. Selden’s 2023 short-term incentive being 56% of her target opportunity (or 53% of her base salary), significantly less than her total opportunity of 147% of target (or 140% of her base salary) and below the payout percentages achieved by other NEOs and members of senior leadership.
Annual Incentive Plan Payout
The following tables show the target opportunities and payouts for each element of the AIP for each NEO, as well as total target opportunities and payouts.
Ms. Selden
Annual Incentive Plan Opportunity and Actual Payout
	Target AIP Opportunity		Stretch AIP Opportunity		Total AIP Opportunity		Actual AIP Payout
Base Salary	Percent of Base Salary	Dollar Amount	Percent of Base Salary	Dollar Amount	Percent of Base Salary	Dollar Amount	Percent of Target	Dollar Amount
$795,000	95%	$755,250	45%	$357,750	140%	$1,113,000	56%	$423,997
Opportunities and Results
Goal Category	%	Goal	Target Opportunity	Achievement	Payout
Business Performance	80%		$604,200		$348,472
Earnings Per Share		APEI EPS	$151,050	Above threshold	$94,708

Enrollment		APUS Enrollment	$199,386	Target	$199,386
		RU Enrollment	$199,386	Below threshold	$0
Revenue		GSUSA/HCN Revenue	$54,378	Target	$54,378

Objectives and Key Results	20%		$151,050	50%(1)	$75,525

TOTAL	100%		$755,250		$423,997
(1)
Ms. Selden achieved key results in her focus on driving efficiency through stand-out shared service teams at the APEI level to support subsidiary institutions, growth, as well as on efforts to control costs of those shared services. Achievement was also high in winning with students and employees, as well as in ensuring top performing regulatory and public company compliance. Achievement was also evident in Ms. Selden’s support of the subsidiary institutions’ executive leadership with their focus on organic growth and subsidiary institutions’ strategic initiatives. However, as discussed above, Ms. Selden recommended capping her self-assessment at 50% of OKR achievement, far below the achievement of other NEOs and executive team members, to take accountability for the inconsistent financial performance of parts of the organization in 2023. This capped self-assessment was adopted by the MDC Committee.

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Mr. Sunderland
Annual Incentive Plan Opportunity and Actual Payout
	Target AIP Opportunity		Stretch AIP Opportunity		Total AIP Opportunity		Actual AIP Payout
Base Salary	Percent of Base Salary	Dollar Amount	Percent of Base Salary	Dollar Amount	Percent of Base Salary	Dollar Amount	Percent of Target	Dollar Amount
$475,000	50%	$237,500	30%	$142,500	80%	$380,000	63%	$149,483
Opportunities and Results
Goal Category	%	Goal	Target Opportunity	Achievement	Payout
Business Performance	80%		$190,000		$109,583
Earnings Per Share		APEI EPS	$47,500	Above threshold	$29,783

Enrollment		APUS Enrollment	$62,700	Target	$62,700
		RU Enrollment	$62,700	Below threshold	$0
Revenue		GSUSA/HCN Revenue	$17,100	Target	$17,100

Objectives and Key Results	20%		$47,500	84%(1)	$39,900

TOTAL	100%		$237,500		$149,483
(1)
Reflects the MDC Committee’s determination of overall achievement due to achievement of most key results related to reinvention of compensation policies, redefining shared services model, creating a Treasury function at the APEI level, and capital allocation. Partial achievement of key results related to enhancing reg flag processes and reporting at RU, nursing campus prototype design and implementation, and real estate optimization.

Mr. Fernandes
Annual Incentive Plan Opportunity and Actual Payout
	Target AIP Opportunity		Stretch AIP Opportunity		Total AIP Opportunity		Actual AIP Payout
Base Salary	Percent of Base Salary	Dollar Amount	Percent of Base Salary	Dollar Amount	Percent of Base Salary	Dollar Amount	Percent of Target	Dollar Amount
$475,000	65%	$308,750	30%	$142,500	95%	$451,250	126%	$388,270
Opportunities and Results
Goal Category	%	Goal	Target Opportunity	Achievement	Payout
Business Performance	80%		$247,000		$330,843
Earnings Per Share		APEI EPS	$61,750	Above threshold	$38,717

		APUS EPS	$92,625	Stretch	$146,063

Enrollment		APUS Enrollment	$92,625	Stretch	$146,063

Objectives and Key Results	20%		$61,750	93%(1)	$57,428

TOTAL	100%		$308,750		$388,270
(1)
Reflects the MDC Committee’s determination of overall achievement as a result of a high level of achievement of nearly all OKRs, including achievement of EBITDA targets, directing policy and oversight to achieve APUS enrollment targets, implementation of Monthly/Quarterly Business Review process and improvement of reporting, development of a repeatable process for student satisfaction surveys with average satisfaction scores above target for the year. OKRs partially achieved relate to the need for ongoing focus on expanding the American Public University brand.

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Mr. MacGibbon
Annual Incentive Plan Opportunity and Actual Payout
	Target AIP Opportunity		Stretch AIP Opportunity		Total AIP Opportunity		Actual AIP Payout
Base Salary	Percent of Base Salary	Dollar Amount	Percent of Base Salary	Dollar Amount	Percent of Base Salary	Dollar Amount	Percent of Target	Dollar Amount
$390,000	50%	$195,000	30%	$117,000	80%	$312,000	65%	$127,413
Opportunities and Results
Goal Category	%	Goal	Target Opportunity	Achievement	Payout
Business Performance	80%		$156,000		$89,973
Earnings Per Share		APEI EPS	$39,000	Above threshold	$24,453

Enrollment		APUS Enrollment	$51,480	Target	$51,480
		RU Enrollment	$51,480	Below threshold	$0
Revenue		GSUSA/HCN Revenue	$14,040	Target	$14,040

Objectives and Key Results	20%		$39,000	96%(1)	$37,440

TOTAL	100%		$195,000		$127,413
(1)
Reflects the MDC Committee’s determination of achievement of nearly all OKRs, with full achievement of key results related to optimization of technical platforms, cybersecurity, and refinement of enterprise operating framework. OKRs partially achieved for student information and services systems strategy approval for GSUSA and HCN.

Mr. Beckett
Annual Incentive Plan Opportunity and Actual Payout
	Target AIP Opportunity		Stretch AIP Opportunity		Total AIP Opportunity		Actual AIP Payout
Base Salary	Percent of Base Salary	Dollar Amount	Percent of Base Salary	Dollar Amount	Percent of Base Salary	Dollar Amount	Percent of Target Bonus	Dollar Amount
$376,139	50%	$188,070	20%	$75,228	70%	$263,297	65%	$122,038
Opportunities and Results
Goal Category	%	Goal	Target Opportunity	Achievement	Payout
Business Performance	80%		$150,456		$86,775
Earnings Per Share		APEI EPS	$37,614	Above threshold	$23,584

Enrollment		APUS Enrollment	$49,650	Target	$49,650
		RU Enrollment	$49,650	Below threshold	$0

Revenue		GSUSA/HCN Revenue	$13,541	Target	$13,541

Objectives and Key Results	20%		$37,614	94%(1)	$35,263

TOTAL	100%		$188,070		$122,038
(1)
Reflects the MDC Committee’s determination of achievement a result of a high level of achievement of most key results, including results related to modernization and transition of compensation and employee performance policies and practices, contributing to and supporting business development activities, and maintaining the highest standards of regulatory compliance and ethical business conduct at the company and its subsidiary institutions. Only one OKR, related to supporting the development and simplification of shared services agreements across the enterprise, was not achieved in full.

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Mr. Tognola
Annual Incentive Plan Opportunity and Actual Payout
	Target AIP Opportunity		Stretch AIP Opportunity		Total AIP Opportunity		Actual AIP Payout
Pro-Rated Base Salary	Percent of Base Salary	Dollar Amount	Percent of Base Salary	Dollar Amount	Percent of Base Salary	Dollar Amount	Percent of Target Bonus	Dollar Amount
$231,000	50%	$115,500	30%	$69,300	80%	$184,800	61%	$70,617
Opportunities and Results
Goal Category	%	Goal	Target Opportunity	Achievement	Payout
Business Performance	80%		$92,400		$53,292
Earnings Per Share		APEI EPS	$23,100	Above threshold	$14,484

Enrollment		APUS Enrollment	$30,492	Target	$30,492
		RU Enrollment	$30,492	Below threshold	$0
Revenue		GSUSA/HCN Revenue	$8,316	Target	$8,316

Objectives and Key Results	20%		$23,100	75%(1)	$17,325

TOTAL (prorated for 2023 service)	100%		$115,500		$70,617
(1)
Reflects the MDC Committee’s determination of overall achievement due to partial achievement of OKRs set in the first and second quarter of 2023 related to creating enrollment momentum outside of the military at APUS, meeting new enrollments/starts versus budget for RU, positioning leadership as key participants at industry conferences, and increased collaboration with business-to-business partners for public relations campaigns.

2023 Equity Incentives
We believe that a significant portion of our NEOs’ total compensation should be in the form of long-term equity incentive awards in order to align the priorities of the NEOs with the interests of our stockholders. To further emphasize performance and ensure that management’s objectives are aligned with those of our stockholders, the 2023 annual equity awards for our continuing NEOs were split 50% as RSUs and 50% as PSUs. Consistent with historical practice, both the RSUs and PSUs each vest in three equal installments on the first three anniversaries of the grant date, subject to achievement of performance metrics for the PSUs.
The size of the equity incentive awards for our NEOs were discussed at the same time the MDC Committee met to set the other elements of compensation so that all elements of compensation were set taking into account the total target compensation opportunity. In determining the appropriate annual equity incentive grants for our NEOs, the Committee reviewed the comparative survey data provided by Willis Towers Watson. The Committee determined to generally make awards so that total target compensation for our executives generally did not exceed amounts that would be considered competitive with the 50th percentile of the survey data, with exceptions for certain executives based on their roles and competitive and other factors. In setting the equity awards, the MDC Committee also continued to consider equitable treatment among executives but recognized that the market for competitive talent varies among executives and that it is appropriate for equity awards to vary among executives. The MDC Committee’s process to set equity awards in 2023 resulted in an increased award size for Ms. Selden in 2023. The MDC Committee thought this increase was appropriate in light of her and the Company’s 2022 performance, the anticipated business momentum in 2023 at the time of setting target compensation in January 2023, and the decision not to increase her base salary for 2023 but rather to increase the portion of her total target compensation aligned with financial and stock performance.
The resulting total target compensation for Ms. Selden was consistent with the survey market median and below the competitive market range, as described on page 38, compared to our peer group. Because
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2023 equity grants were made at the beginning of the year, the MDC Committee was not able to take into account 2023 performance when making the awards. However, because 50% of each award is performance based, 2023 performance does have an impact on the value ultimately realized for the 2023 awards. Actions taken with respect to equity incentive awards as a result of the Company’s performance in 2023 are discussed in the “2024 Equity Incentives and Compensation Decisions” section below.
After determining the dollar value of equity incentive awards, consistent with its historical practice, the Committee calculated the number of shares to be subject to the awards using a 60-day trailing average for our stock price as of a date shortly before the Committee met to approve the grants. We believe that doing so removes some of the variability that can impact awards if the Committee were to use the stock price on only one date. The 60-day trailing average stock price for the 2023 equity awards issued to the NEOs was $12.91. The stock award values reported in the Summary Compensation Table reflect the February 7, 2023, grant date closing price of $13.41, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.
For 2023, the following chart shows the value of the equity awards for each NEO, and also shows the resulting numbers of RSUs and of PSUs at the target level of performance. Consistent with the terms of our equity award agreements, amounts are not shown for Mr. Tognola, whose 2023 equity awards were forfeited upon his departure, prior to vesting.
	Equity Awards
NEO	Base Salary ($)	Calculated Value ($)	Value (% of Salary)	RSUs (#)	PSUs (#)
Ms. Selden	$795,000	$2,800,000	352%	108,443	108,443
Mr. Sunderland	$475,000	$715,000	151%	27,692	27,692
Mr. Fernandes	$475,000	$400,000	84%	15,492	15,492
Mr. MacGibbon	$390,000	$300,000	77%	11,619	11,619
Mr. Beckett	$376,139	$325,000	86%	12,587	12,587
In order to reflect the importance of overall financial performance and also the importance of growth for the Company, for 2023, the Committee determined to continue to use revenue and Adjusted EBITDA as the performance metrics for the PSUs, each weighted at 50%. Revenue is defined as the Company’s accounting principles generally accepted in the United States’ (“GAAP”) revenue as reported. Adjusted EBITDA, which is a non-GAAP measure, was defined for the purposes of the PSU awards as income from operations before income taxes plus interest expense, depreciation and amortization, stock-based compensation expense, and loss on disposal of assets, and the Committee had the authority and stated expectation it would also make adjustments for unbudgeted or unusual items, such as impairments, effects of acquisitions and legal settlements. For 2023, the MDC Committee adjusted for impairment of goodwill and intangible assets, expenses associated with merger and acquisition and integration activities, and other one-time costs, and gains (losses) on acquisitions. The Committee concluded that these adjustments are consistent with its historical practice and market practice and provided an incentive to leadership to focus on results they control. The award earned is further subject to time-based vesting, in order to continue to provide a retention element and to encourage executives to focus on the long-term performance of the Company.
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The MDC Committee set targets for the PSUs and RSUs reflecting the approved budget. The threshold level for the PSUs was established at 50% of the target level and the maximum level was set at 200% of the target level in 2023, consistent with 2022 levels. These numbers reflected the MDC Committee’s view of appropriate performance. For levels of revenue and Adjusted EBITDA between the applicable dollar amounts set forth below, the percentage of the award earned would be prorated accordingly.
		Revenue (50% of Target Number of PSUs)		Adjusted EBITDA (50% of Target Number of PSUs)
	Earnout (% of Target)	% of Budget Amount	Goal	% of Budget Amount	Goal
Threshold	50	90	$556.4 million	85	$49.1 million
Target	100	100	$618.2 million	100	$57.8 million
Maximum	200	110	$680.0 million	115	$66.4 million
Actual Result			$600.5 million		$53.7 million
Our 2023 revenue was $600.5 million, or approximately 97% of the target goal, and Adjusted EBITDA was $53.7 million, approximately 93% of target goal, resulting in approximately 81% of the target PSU awards being earned.
2024 Equity Incentives and Compensation Decisions
The MDC Committee considered the Company’s overall stock price and financial performance in 2023 when making compensation decisions for 2024, including when making decisions with respect to 2024 annual equity incentive awards. As a result of a lower stock performance than expected in 2023, the Committee determined that there were fewer shares available for issuance under its 2017 Omnibus Incentive Plan, as amended (the “Stock Incentive Plan”) than would be required for typical grant sizes in the ordinary course of business. Rather than seek additional shareholder approval in 2024 to increase the number of shares available for issuance under the American Public Education, Inc. 2017 Omnibus Incentive Plan, the MDC Committee determined to lower the size of awards to be made to its executive officers in 2024. The Committee’s decision was made in part in reflection of the stock price performance being lower than what was desired for the Company, to reflect an alignment of pay versus performance, to minimize the dilutive effects of equity awards and because executives and shareholders should be aligned with respect to equity. The MDC Committee further reduced the 2024 long-term incentive award to Ms. Selden to reflect that while she and the other executive officers benefited from certain adjustments in determining the earned number of PSUs for 2023, the Company’s stock price performance was significantly lower than desired in 2023, and that while she had received an increase to her equity award in 2023, it was appropriate to provide a decrease in 2024. Ms. Selden’s 2024 equity awards granted on January 31, 2024 were valued at approximately $1.2 million, compared to the 2023 equity award value of approximately $2.8 million. The overall approach to considering 2023 performance in the context of 2024 compensation decisions also resulted in Ms. Selden’s base salary not increasing in 2024, for the second year in a row. Similar to its approach with respect to executive compensation, the MDC Committee recommended, and the Board approved, maintaining non-employee director compensation for 2024, including the annual equity award, at the same level for the fourth consecutive year.
Cash Sign-On Bonus
In connection with his appointment to the role of our Chief Experience Officer in January 2022, Mr. Tognola received a sign-on bonus of $100,000, which was paid in two installments, the second of which was paid in January 2023 on the first anniversary of Mr. Tognola’s start date.
2023 Say-on-Pay Vote
We consider the views of our stockholders in designing our executive compensation program and welcome feedback on our executive pay practices. In 2023, approximately 82% of the stockholder votes cast on this proposal were voted in favor of our executive compensation. The decreased percentage of
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stockholders voting in favor of the executive compensation proposal was primarily due to the increase in abstentions from 0.4% in 2022 to 8.8% in 2023, which have the effect of a vote-against the proposal. Excluding abstentions, 90% of stockholders voted in favor of the compensation of our named executive officers. We continued our ongoing stockholder engagement program during 2023 in order to elicit further feedback and perspectives on the issues important to our stockholders. Because the annual advisory vote occurred after our compensation was set for 2023, the results for the 2023 vote were not available to be considered prior to establishing our 2023 compensation program, but the MDC Committee considered and discussed the results prior to establishing our compensation program for 2024. See page 77 for this year’s say-on-pay proposal.
OTHER COMPENSATION POLICIES AND PRACTICES
Employment Agreements and Post-Termination Compensation
We have entered into employment agreements with Ms. Selden and Mr. Sunderland. These agreements provide the executive with severance payments upon certain terminations, including termination without cause, termination by the executive for good reason, or upon certain triggering events following a change of control. The agreements provide for certain payments in connection with a termination of the executives’ employment within 60 days prior to or 365 days following a change of control of the Company, in the case of Ms. Selden or within 180 days with respect to Mr. Sunderland. We believe that these agreements were necessary to attract some of our NEOs and help to retain these NEOs due to the prevalence of similar arrangements in the market in which we compete for executives.
In 2014, the MDC Committee (then the Compensation Committee) authorized negotiating an employment agreement with Mr. Sunderland on substantially the same terms as the agreements with our other then-serving NEOs. The Committee determined it was appropriate to have an employment agreement with Mr. Sunderland in an effort to retain Mr. Sunderland, treat him similarly to other executives, and to ensure his agreement would be subject to post-employment non-competition and non-solicitation terms with which he otherwise would not have had to comply. In 2019, we entered into an employment agreement with Ms. Selden in connection with Ms. Selden’s appointment as our President and Chief Executive Officer. The MDC Committee determined that entering into the employment agreement with Ms. Selden was appropriate in order to attract her to the Company and provide her with employment on terms similar to our other executives and in line with what we concluded were appropriate terms for a Chief Executive Officer for a company of our size and in our industry and commensurate with her responsibilities. In September 2020, Ms. Selden’s employment agreement was amended to extend certain relocation benefits.
In 2017, at the recommendation of the MDC Committee, our Board adopted the Executive Severance Plan. The MDC Committee recommended the adoption of the Executive Severance Plan in order to provide severance benefits to Senior Vice Presidents of the Company that are designated by the MDC Committee without having to adopt individual employment or severance agreements. The MDC Committee concluded that a severance arrangement for the designated participants was appropriate in order to help retain these executives. In concluding it was appropriate to adopt the Executive Severance Plan, the MDC Committee considered practices in industry generally and among our peer group, as well as the advice of Willis Towers Watson. The MDC Committee also considered that the Executive Severance Plan requires, as a condition to receiving benefits, that each participant must comply with covenants not to compete with us and our affiliates and not to solicit our employees or those of our affiliates, in each case during the term of employment and for a period of 12 months thereafter. In addition, in order to receive severance benefits, a participant must agree to release all claims against us and our affiliates and their respective officers and directors.
For additional information regarding these agreements, including a quantification of benefits that would be received by these officers had termination occurred on December 31, 2023, and the benefits that Mr. Tognola received in connection with his departure effective July 22, 2023, see the section titled “Potential Payments upon Termination or Change in Control” below.
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Non-Qualified Deferred Compensation
We maintain a non-qualified deferred compensation plan in which our executive officers are permitted to participate. The Internal Revenue Code limits the amounts of matching contributions that we can contribute to our traditional 401(k) plan for the benefit of our executives. The deferred compensation plan provides that we will make an annual matching contribution to plan participants in an amount equal to the difference between the matching contribution that the participant would have received under our 401(k) plan if those limitations under the Internal Revenue Code did not apply and the matching contribution that the employee actually received under our 401(k) plan. The balances in the plan are only available for investment in investment options that are also available under our 401(k) plan. We believe that it is fair to provide this plan to our executives because absent the limitations under the Internal Revenue Code, they would have otherwise received these amounts. The plan also permits us, but does not require us to, make additional, discretionary contributions. We did not make any discretionary contributions in 2023.
Limited Perquisites and Tax Gross-Ups
We reimburse certain travel-related costs of certain executive officers who live at a distance from our Charles Town, West Virginia headquarters or other executive offices in order to facilitate their presence and performance of their duties at our facilities. For example, in 2023, Ms. Selden took advantage of reimbursement of amounts spent on airfare, temporary lodging at hotels, car rentals, taxi services, and other miscellaneous travel expenses when she visited our Charles Town and Baltimore offices. Ms. Selden is taxed for these reimbursements when travel is in the ordinary course.
We did not provide a gross-up to our NEOs for any personal income taxes they incurred as a result of these benefits.
Role of Executives in Executive Compensation Decisions
Historically, our Chief Executive Officer has recommended to the MDC Committee each element of compensation for all executive officers other than that of the Chief Executive Officer, and the MDC Committee determines the target level of compensation for each executive officer. Our Chief Human Resources Officer provides support to Ms. Selden and the Committee, including with respect to structuring compensation arrangements during 2023.
The amount of each element of compensation for our Chief Executive Officer is determined by the MDC Committee. Our Chief Executive Officer and our Chief Human Resources Officer do not participate in deliberations relating to their own compensation. None of our other executive officers participates in any deliberations related to the setting of executive compensation.
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MANAGEMENT DEVELOPMENT & COMPENSATION
COMMITTEE REPORT
Management Development & Compensation Committee Report
The Management Development & Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on its review and discussions with the Company’s management, the Management Development & Compensation Committee recommended that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and in the Company’s Annual Report on Form 10-K (including by incorporation by reference to this Proxy Statement).
Management Development & Compensation Committee
William G. Robinson, Jr., Chairperson
Eric C. Andersen
Michael D. Braner
Dr. Barbara L. Kurshan
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COMPENSATION TABLES AND DISCLOSURES
Summary Compensation Table
Name and Principal Position(1)	Year	Salary(2)	Bonus(3)	Stock Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total
Angela K. Selden President and Chief Executive Officer	2023	$795,000	—	$2,908,441	$423,997	$48,636	$4,176,075
	2022	$825,577	—	$2,327,339	$125,613	$80,644	$3,359,173
	2021	$675,000	—	$1,573,656	$668,661	$76,735	$2,994,052
Richard W. Sunderland, Jr. Executive Vice President, Chief Financial Officer	2023	$475,000	—	$742,699	$149,483	$34,328	$1,401,510
	2022	$493,269	—	$614,749	$39,501	$37,714	$1,185,233
	2021	$436,220	$10,000	$467,837	$275,773	$37,621	$1,227,451
Nuno S. Fernandes President, American Public University System	2023	$475,000	—	$415,495	$388,270	$36,112	$1,314,877
Craig S. MacGibbon Executive Vice President, Chief Information Officer	2023	$390,000	—	$311,622	$127,413	$28,586	$857,620
Thomas A. Beckett Senior Vice President and General Counsel	2023	$366,407	—	$337,583	$122,038	$21,133	$847,161
	2022	$355,096	—	$317,128	$28,436	$24,138	$724,799
	2021	$310,944	—	$188,484	$177,080	$22,516	$699,023
Jeffery C. Tognola Former Executive Vice President, Chief Marketing Officer	2023	$239,885	$50,000	$311,622	$70,617	$190,012	$862,135
	2022	$424,647	$50,000	$369,569	$33,779	$20,683	$898,678
(1)	Information is provided for 2023 only for Mr. Fernandes and Mr. MacGibbon because they were not NEOs in 2022 or 2021.
(2)
Values reflect the amounts actually paid to the NEOs for each year. For Mr. Tognola, the 2023 amount reflects his annual salary paid in 2023 through his July 22, 2023 termination date. In addition, for fiscal 2022, salary for certain NEOs includes a one-time payout of accumulated vacation time resulting from a change in policy relating to vacation accrual for all Vice President and above-level employees, as follows: $30,577 for Ms. Selden; $18,269 for Mr. Sunderland; $16,154 for Mr. Tognola; $14,423; and $13,152 for Mr. Beckett.

(3)	Amount shown for Mr. Tognola reflects a signing bonus paid to him in 2023 in connection with his hire in 2022.
(4)
Amounts reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of RSUs and PSUs, as applicable, excluding estimates of forfeiture. Mr. Tognola forfeited his 2023 awards upon termination from service. A discussion of the relevant assumptions used in calculating these equity awards can be found in Notes 1 and 13 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023. PSUs are valued assuming achievement at target, which was the probable outcome determined for accounting purposes at the time of grant. The target and maximum grant date values of PSUs for 2023 are as follows:

Name	Grant Date Value at Target Performance	Grant Date Value at Maximum Performance
Angela K. Selden	$1,454,221	$2,908,441
Richard W. Sunderland, Jr.	$371,350	$742,699
Nuno S. Fernandes	$207,748	$415,495
Craig S. MacGibbon	$155,811	$311,622
Thomas C. Beckett	$168,792	$337,583
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(5)	Amounts reflect payments made pursuant to our annual incentive compensation plan based upon the achievement of performance goals established by our MDC Committee.
(6)
Amounts for 2023 include, but are not limited to, (i) $13,200 of 401(k) contribution matches made by us to Ms. Selden, Mr. Sunderland, Mr. Fernandes, and Mr. MacGibbon, $9,871 paid to Mr. Beckett, and $13,043 paid to Mr. Tognola, (ii) non-qualified deferred compensation plan matching contributions made by us of $23,625 for Ms. Selden, $7,380 for Mr. Sunderland, $8,837 for Mr. Fernandes, $3,697 for Mr. MacGibbon, and $2,594 for Mr. Beckett. For Mr. Tognola, amounts also include those paid in connection with the termination of his employment, comprising (x) $149,476 in severance in 2023, and (y) $20,245 for the difference between monthly COBRA premium paid by Mr. Tognola and the monthly premium amount paid by Mr. Tognola immediately prior to the Termination Date for the same coverage. For more information about payments related to Mr. Tognola’s departure, see “Potential Payments Upon Termination or Change of Control.”

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2023 Grants of Plan-Based Awards
Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Stock or Units(3)	Grant Date Fair Value of Stock and Option Awards(4)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Angela K. Selden	RSUs	2/7/2023							108,443	$1,454,221
	PSUs	2/7/2023				27,111	108,443	216,886		$1,454,221
	Annual Incentive Plan		$27,189	$755,250	$1,113,000
Richard W. Sunderland, Jr.	RSUs	2/7/2023							27,692	$371,350
	PSUs	2/7/2023				6,923	27,692	55,384		$371,350
	Annual Incentive Plan		$8,550	$237,500	$380,000
Nuno S. Fernandes	RSUs	2/7/2023							15,492	$207,748
	PSUs	2/7/2023				3,873	15,492	30,984		$207,748
	Annual Incentive Plan		$30,875	$308,750	$451,250
Craig S. MacGibbon	RSUs	2/7/2023							11,619	$155,811
	PSUs	2/7/2023				2,905	11,619	23,238		$155,811
	Annual Incentive Plan		$7,020	$195,000	$312,000
Thomas A. Beckett	RSUs	2/7/2023							12,587	$168,792
	PSUs	2/7/2023				3,147	12,587	25,174		$168,792
	Annual Incentive Plan		$6,771	$188,070	$263,297
Jeffery C. Tognola	RSUs	2/7/2023							11,619	$155,811
	PSUs	2/7/2023				2,905	11,619	23,238		$155,811
	Annual Incentive Plan		$7,560	$210,000	$336,000
(1)
These columns show the range of possible cash payouts for 2023 performance pursuant to our annual incentive plan. Actual amounts paid out pursuant to the plan are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. For a discussion of the performance goals established by the MDC Committee for these awards, see the section titled “Annual Incentive Cash Compensation” in the Compensation Discussion and Analysis.

(2)
These columns show the range of PSUs that could be earned based on 2023 performance pursuant to the performance-based awards granted in 2023. PSUs earned vest over a three-year period. For a discussion of the performance goals established by the MDC Committee for these awards, see the section titled “2023 Compensation Decisions — Equity Incentives” in the Compensation Discussion and Analysis.

(3)	This column shows the number of RSUs granted, which vest ratably over three years.
(4)
Amounts reflect the grant date fair value, computed in accordance with FASB ASC Topic 718, and will likely vary from the amount actually realized by any NEO based on a number of factors, including the number of shares that are earned and ultimately vest, the timing of vesting, the timing of any sale of shares, and the market price of our common stock at that time. PSUs are valued assuming achievement at target, which was the probable outcome determined for accounting purposes at the time of grant. For RSUs, we calculate grant date fair value by multiplying the number of shares granted by the closing market price per share of our common stock on the grant date.

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Employment Agreements
For Ms. Selden and Mr. Sunderland, the amounts disclosed in the tables above are in part a result of the terms of their employment agreements. We do not have an employment agreement with the other NEOs.
Ms. Selden’s Employment Agreement. In August 2019, we entered into an employment agreement with Ms. Selden to serve as our President and Chief Executive Officer, effective September 23, 2019. The initial term of Ms. Selden’s employment agreement ended on March 31, 2023, and the term automatically renews for additional one-year terms unless we give written notice of our intent not to renew at least 30 days prior to the renewal date. Pursuant to her agreement, Ms. Selden’s base salary was set at $630,000 per year, subject to annual review and adjustment by our MDC Committee. Ms. Selden’s employment agreement provides that she is entitled to participate in our annual incentive plan, under which she was eligible for an annual bonus of up to 90% of her base salary then in effect, and up to an additional 45% of her base salary as then in effect based upon the achievement of certain performance goals or certain “stretch” performance goals, respectively, as determined by the MDC Committee, provided that for 2019, Ms. Selden’s bonus was guaranteed to be not less than $200,000 or more than $300,000. Pursuant to her employment agreement, Ms. Selden received (i) a one-time signing bonus of $100,000, paid in two installments, with $50,000 payable on the first payroll date after the effective date and $50,000 payable on the first payroll after the first anniversary of the effective date, each of which installments must be returned to the Company if Ms. Selden’s employment is terminated within 12 months of payment of the bonus by Ms. Selden without good reason or by the Company with cause, as defined in the agreement, (ii) an RSU grant of 52,668 shares of the common stock of the Company (the “Selden RSU Grant”), (iii) a grant of 43,134 stock options of the Company with an exercise price of $23.77 per share (collectively, with the Selden RSU Grant, together the “Initial Selden Equity Grants”), and (iv) up to $8,000 per month for temporary lodging expenses and reimbursement for weekly travel from Ms. Selden’s current residence to the required work location for one year following September 23, 2019, and up to $75,000 during calendar year 2020 in incurred relocation expenses, subject to our relocation policy. Due to the COVID-19 pandemic and the related closure of our administrative offices, Ms. Selden’s travel and relocation planning was different than originally contemplated. On September 23, 2020, we entered into an amendment to Ms. Selden’s employment agreement to provide that up to $75,000 of incurred relocation expenses would be reimbursed if incurred during the calendar year 2021, and to extend the reimbursement for temporary lodging and travel expenses to a period of two years following September 23, 2019.
In addition to a base salary and annual bonus, Ms. Selden is entitled to receive such other benefits approved by our MDC Committee and made available to our other senior executives and to participate in plans and receive bonuses, incentive compensation and fringe benefits as we may grant or establish from time to time. Ms. Selden has agreed not to compete with us nor solicit our employees for alternative employment during the term of her agreement and for a period of two years after termination for any reason.
Mr. Sunderland’s Employment Agreement. We have entered into an employment agreement with Mr. Sunderland that has similar provisions to the provisions of the agreements discussed above, except with respect to his position, amounts relating to his initial base salary and annual bonus, and scope of restrictive covenants. In August 2014, we entered into an employment agreement with Mr. Sunderland to serve as Executive Vice President and Chief Financial Officer. Under his employment agreement, Mr. Sunderland’s initial term of employment ran until March 31, 2017, and automatically renews for additional one-year terms unless we give written notice of our intent not to renew at least 30 days prior to the renewal date. Pursuant to his agreement, Mr. Sunderland’s initial annual salary was set at $300,000, subject to annual review and adjustment by our MDC Committee. Mr. Sunderland is eligible for an annual bonus of up to 50% of his base salary then in effect and up to an additional 30% of his base salary as then in effect based upon the achievement of certain performance goals or certain “stretch” performance goals, respectively, as determined by the MDC Committee.
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The executives’ base salaries for 2023 and target annual incentive compensation plan awards for 2023 are set forth in the tables above.
Each of the above employment agreements provides for payments upon certain terminations of the executive’s employment. For a description of these termination provisions, whether or not following a change in control, and a quantification of benefits that would be received, see the section titled “Potential Payments Upon Termination or Change in Control” on page 62.
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2023 Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information with respect to the outstanding equity awards at December 31, 2023 for our NEOs:
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Options Exercise Price ($)	Options Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Angela K. Selden	43,134	—	$23.77	9/23/2029	267,605	$2,582,391
Richard W. Sunderland, Jr.	—	—	—	—	69,632	$671,952
Nuno S. Fernandes	7,519	15,037(3)	$10.66	8/29/2032	44,386	$428,320
Craig S. MacGibbon	3,487	6,973(3)	$15.74	8/8/2032	29,769	$287,267
Thomas A. Beckett	—	—	—	—	32,163	$310,373
(1)
Includes the number of shares underlying PSUs that were earned pursuant to the achievement of the 2023 performance metrics, as adjusted. Of the numbers of shares of stock shown, for the officers indicated, the following numbers of shares have vested or will vest on the dates indicated:

Name	Grant Date	Award Type	Vest Date	Number of Shares or Units of Stock That Have Not Vested
Angela K. Selden	01/22/2021	PSU	01/22/2024	11,393
	01/22/2021	RSU	01/22/2024	8,866
	01/31/2022	PSU	01/31/2024	7,290
	01/31/2022	RSU	01/31/2024	18,134
	02/07/2023	PSU	02/07/2024	29,352
	02/07/2023	RSU	02/07/2024	36,148
	01/31/2022	PSU	01/31/2025	7,290
	01/31/2022	RSU	01/31/2025	18,134
	02/07/2023	PSU	02/07/2025	29,352
	02/07/2023	RSU	02/07/2025	36,148
	02/07/2023	PSU	02/07/2026	29,351
	02/07/2023	RSU	02/07/2026	36,147
Richard W. Sunderland, Jr.	01/22/2021	PSU	01/22/2024	3,387
	01/22/2021	RSU	01/22/2024	2,636
	01/31/2022	PSU	01/31/2024	1,926
	01/31/2022	RSU	01/31/2024	4,790
	02/07/2023	PSU	02/07/2024	7,496
	02/07/2023	RSU	02/07/2024	9,231
	01/31/2022	PSU	01/31/2025	1,926
	01/31/2022	RSU	01/31/2025	4,790
	02/07/2023	PSU	02/07/2025	7,496
	02/07/2023	RSU	02/07/2025	9,231
	02/07/2023	PSU	02/07/2026	7,495
	02/07/2023	RSU	02/07/2026	9,230
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Name	Grant Date	Award Type	Vest Date	Number of Shares or Units of Stock That Have Not Vested
Nuno S. Fernandes	02/07/2023	PSU	02/07/2024	4,193
	02/07/2023	RSU	02/07/2024	5,164
	08/29/2022	RSU	08/29/2024	8,157
	02/07/2023	PSU	02/07/2025	4,193
	02/07/2023	RSU	02/07/2025	5,164
	08/29/2022	RSU	08/29/2025	8,157
	02/07/2023	PSU	02/07/2026	4,193
	02/07/2023	RSU	02/07/2026	5,164
Craig S. MacGibbon	02/07/2023	PSU	02/07/2024	3,145
	02/07/2023	RSU	02/07/2024	3,873
	08/08/2022	RSU	08/08/2024	4,358
	02/07/2023	PSU	02/07/2025	3,145
	02/07/2023	RSU	02/07/2025	3,873
	08/08/2022	RSU	08/08/2025	4,357
	02/07/2023	PSU	02/07/2026	3,145
	02/07/2023	RSU	02/07/2026	3,873
Thomas A. Beckett	01/22/2021	PSU	01/22/2024	1,365
	01/22/2021	RSU	01/22/2024	1,062
	01/31/2022	PSU	01/31/2024	993
	01/31/2022	RSU	01/31/2024	2,471
	02/07/2023	PSU	02/07/2024	3,407
	02/07/2023	RSU	02/07/2024	4,196
	01/31/2022	PSU	01/31/2025	993
	01/31/2022	RSU	01/31/2025	2,471
	02/07/2023	PSU	02/07/2025	3,407
	02/07/2023	RSU	02/07/2025	4,196
	02/07/2023	PSU	02/07/2026	3,406
	02/07/2023	RSU	02/07/2026	4,195
(2)	The market value of the shares of common stock that have not vested is based on the closing price of our common stock on Nasdaq on December 29, 2023 (the last trading day of 2023), $9.65.
(3)
Relates to an option award granted to Mr. Fernandes on August 29, 2022 the remaining portion of which will vest in two equal annual installments on August 29, 2024 and August 29, 2029 and to Mr. MacGibbon on August 8, 2022 the remaining portion of which will vest in two equal annual installments on August 8, 2024 and August 8, 2029.

Option Exercises and Stock Vested
There were no option exercises by our NEOs during 2023. The following table sets forth information with respect to shares of restricted stock held by our NEOs that vested during 2023.
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Angela K. Selden	74,327	$919,921
Richard W. Sunderland, Jr.	23,225	$290,270
Nuno S. Fernandes	8,157	$45,108
Craig S. MacGibbon	4,358	$23,402
Thomas A. Beckett	10,229	$127,147
Jeffery A. Tognola	5,628	$68,155
(1)	The value realized on vesting is based on the closing price of our common stock on Nasdaq on the day of vesting multiplied by the number of shares acquired.
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Non-qualified Deferred Compensation
The following table sets forth information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified during 2023:
Name	Registrant Contributions for Last FY(1)	Aggregate Earnings in Last FY(2)	Aggregate Balance at Last FYE(3)
Angela K. Selden	$23,625	$16,091	$152,054
Richard W. Sunderland, Jr.	$7,380	$13,816	$121,983
Nuno S. Fernandes	$8,837	—	$8,837
Craig S. MacGibbon	$3,697	—	$3,697
Thomas A. Beckett	$2,594	$5,341	$44,041
Jeffery A. Tognola	—	$968	$7,439
(1)	Includes amounts contributed by the Company in 2023 with respect to 2023 as matching contributions. All amounts are reported in the Summary Compensation Table on page 55.
(2)
Amounts reflected in this column include changes in plan values during 2023, as well as any dividends and interest earned by the plan participant with regard to the investment funds chosen by such participant during the fiscal year.

(3)	All amounts have been reported in the Summary Compensation Table or in previous years.
Potential Payments Upon Termination or Change in Control
The employment agreements for Ms. Selden and Mr. Sunderland described beginning on page 58, include provisions providing for payments to them in the event of certain terminations of their respective employment.
The other NEOs, do not have employment agreements but are covered by our Executive Severance Plan. Mr. Tognola departed his position effective July 22, 2023. See the section “Mr. Tognola’s Termination Benefits” below for further information.
Termination for cause, without good reason or by reason of death. In the event that Ms. Selden’s or Mr. Sunderland’s employment is terminated by us for “cause,” by the executive without “good reason,” or by reason of death (each of “cause” and “good reason” as defined below), we will pay to each of them or their estate, as the case may be, (i) his or her full base salary through the date of termination, (ii) any previously deferred and unpaid compensation and any unpaid accrued vacation pay, and (iii) any earned, but unpaid, amounts the executive is entitled to as of the date of termination in connection with any fringe benefits or under any of our incentive compensation plans or programs, including the annual incentive bonus (together, the “Base Amounts”).
In the event that Mr. Beckett’s, Mr. Fernandes’, or Mr. MacGibbon’s service to the Company is terminated by us for “cause,” by the executive without “good reason,” or by reason of death (each of “cause” and “good reason” as defined below), we will pay him or his estate, as the case may be, (i) his full base salary through the date of termination, (ii) any unpaid accrued vacation pay and unreimbursed business expenses accrued through the date of termination, (iii) any benefits provided under our employment benefit plans upon or following a termination of employment (together, the “Accrued Amounts”), and (iv) the bonus, if any, earned with respect to the calendar year ending on or preceding the termination date, to the extent not previously paid (the “Earned Bonus”).
Termination by reason of disability. If Mr. Sunderland’s employment is terminated by reason of disability, we are required to pay to him, in a lump sum within 30 days of the date of termination, an amount equal to (i) his base salary through the date of termination, (ii) his annual incentive bonus, to the extent the Company and Mr. Sunderland’s were then satisfying applicable performance targets, adjusted for the short period through the date of termination, for such bonus, prorated for the period of Mr. Sunderland’s service during the applicable year, and (iii) any previously deferred and unpaid compensation and unpaid accrued
[62]	POWERING POTENTIAL AND PROSPERITY

vacation pay (together, the “Accrued Obligations”). In addition, subject to Mr. Sunderland’s timely execution of a release of claims, we are further required to pay to Mr. Sunderland’s an amount equal to the sum of (i) Mr. Sunderland’s annual base salary paid in installments in accordance with our normal payroll practices for a period of 18 months (the “Salary Continuation Payments”) and (ii) Mr. Sunderland’s annual incentive bonus, to the extent the Company and Mr. Sunderland were then satisfying applicable performance targets, adjusted for the short period, after the date of termination to the end of the calendar year for such bonus and as to the remainder of the 18-month period following the date of termination (the “Bonus Period”), if net income increased from the same period in the prior year and the performance targets established for the successor executive were being satisfied for that period, paid in installments in accordance with our normal payroll practices over the Bonus Period, and the second within 60 days after the end of the Bonus Period (the “Bonus Continuation Payments”).
If Ms. Selden’s employment is terminated by reason of disability, we are required to pay to her, (i) in a lump sum within 30 days of the date of termination, an amount equal to the Accrued Obligations, (ii) an amount equal to two times Ms. Selden’s annual base salary paid in installments in accordance with our normal payroll practices for a period of 24 months (the “Selden Salary Continuation Payments”), and (iii) an amount equal to two times Ms. Selden’s annual incentive bonus, to the extent the Company and the executive were then satisfying applicable performance targets, adjusted for the short period, after the date of termination to the end of the calendar year for such bonus and as to the remainder of the 24-month period following the date of termination (the “Selden Bonus Period”), if net income increased from the same period in the prior year and paid in two installments, one within 60 days after the end of the year in which the termination occurred, and the second within 60 days after the end of the Selden Bonus Period (the “Selden Bonus Continuation Payments”), in the case of (ii) and (iii), subject to Ms. Selden’s timely release of claims.
These payments shall be reduced by the sum of the amounts, if any, payable to the executive at or prior to the time of any payment under our disability benefit plans and which amounts were not previously applied to reduce any payment, all in a manner that complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
If Mr. Beckett’s, Mr. Fernandes’, or Mr. MacGibbon’s employment is terminated by reason of disability, we are required pursuant to the terms of the Executive Severance Plan to pay to the executive the Accrued Amounts and Earned Bonus.
Termination other than for cause or disability or for good reason. In the event that we terminate Ms. Selden’s or Mr. Sunderland’s employment other than for cause or disability or they terminate their employment for good reason, we are required to pay, or provide, to the executive (subject to the NEO’s timely execution of a release of claims in respect of all but the first item below), as applicable:
•	in a lump sum within 30 days of the date of termination, the Accrued Obligations;
•	the Salary Continuation Payments or the Selden Salary Continuation Payments, as applicable;
•	the Bonus Continuation Payments or the Selden Bonus Continuation Payments, as applicable;
•
for a period of 24 months following the date of termination (for Ms. Selden) or 12 months following the date of termination (for Mr. Sunderland) or for any longer period provided for under the terms of the appropriate plan, program, practice or policy, a continuation of benefits to the executive and/or his or her family at a level and in an amount that is at least equal to that which would have been provided by us to them had the executive continued his employment, provided, however, that we may elect to pay the executive a payment equal to 24 or 12 months’ premiums (as applicable) under our benefit plans in lieu of the continuation of such benefits, and provided, further, that if the executive becomes reemployed with another employer and is eligible to receive any of the benefits that had been provided by us, then the benefits we provide shall be secondary; and

[63]	POWERING POTENTIAL AND PROSPERITY

•
to the extent not otherwise paid or provided, for a period of 24 months following the date of termination (for Ms. Selden) or 12 months following the date of termination (for Mr. Sunderland), any other amounts or benefits required to be paid or provided or which the executive is eligible to receive under any of our other existing benefit plans; provided, however, if Ms. Selden terminates her employment after we have delivered to her a written notice of intent not to renew, or a notice of Nonrenewal Termination (as defined in Ms. Selden’s employment agreement), prior to the beginning of a change in control termination period (as defined in Ms. Selden’s employment agreement), then the Selden Salary Continuation Payments shall be for a period of 18 months, the Selden Bonus Continuation Payments shall be equal to 1.5 times the Annual Bonus, and the continuation of benefits shall apply for only 18 months.

In the event that Ms. Selden’s employment is terminated by the Company without cause or by her for good reason, Ms. Selden will become vested in a prorated portion of each of her then-unvested outstanding equity awards, determined by multiplying the number of shares of our common stock scheduled to vest at the vesting date immediately following her termination of employment by a fraction, the numerator of which is the number of days following the last vesting date (or the grant date if no portion of the award has vested) that she was employed and the denominator of which is the number of days from the last vesting date or the grant date, as applicable, to the date the next tranche of such outstanding equity award would have vested, rounded to the nearest whole share, subject, however, in the case of performance-vesting awards to the attainment of the applicable performance criteria.
In the event that we terminate Mr. Beckett’s, Mr. Fernandes’, or Mr. MacGibbon’s employment other than for cause or disability or they terminate their employment for good reason, we are required to pay, or provide, to the executive (subject to the executive’s timely execution of a release of claims and other certain restrictive covenants): (i) the Accrued Amounts; (ii) the Earned Bonus; (iii) an amount equal to his base salary in effect immediately prior to the date of termination plus the product of (x) the annual cash bonus that would have been earned for the entire calendar year in which the date of termination occurs based on the actual level of achievement of any Company performance goals for such year and the higher of the actual or target level of achievement of any individual performance goals for such year; and (y) a fraction, the numerator of which is the number of days the executive was employed by the Company during the calendar year in which the date of termination occurs and the denominator of which is the number of days in such year, paid on the date that annual bonuses are paid to our executives or the 61st day following the date of termination; and (iv) any amount, determined in the sole discretion of the MDC Committee, equal to 12 times the difference between (x) the monthly COBRA premium paid by the executive for group health plan coverage and (y) the monthly premium amount paid by the executive immediately prior to the date of termination for the same coverage, payable in a single lump sum on the 61st day following the date of termination.
Termination following a change of control. If within 60 days prior to or one year after a change in control (as defined below), we terminate Ms. Selden’s employment or if within 180 days after a change of control or we terminate Mr. Sunderland’s employment, other than for cause or disability or the executive terminates his or her employment for good reason, we are required to pay, or provide, to the executive (subject to the NEO’s timely execution of a release of claims in respect of all but the first item below):
•	in a lump sum within 30 days of the effective date of termination, the Accrued Obligations;
•
an amount equal to the sum of (i) two times the executive’s annual base salary and (ii) two times the executive’s annual incentive bonus, to the extent the Company and the executive were then satisfying applicable performance targets, adjusted for the short period, in a lump sum within 60 days of the effective date of termination;

•
for a period of 24 months following the date of termination (for Ms. Selden) or 12 months following the date of termination (for Mr. Sunderland) or for any longer period provided for under the terms of the appropriate plan, program, practice, or policy, a continuation of benefits to the executive and/or

[64]	POWERING POTENTIAL AND PROSPERITY

his or her family at a level and in an amount that is at least equal to that which would have been provided by us to them had the executive continued his or her employment, provided, however, that we may elect to pay the executive a payment equal to 24 or 12 months’ (as applicable) premiums under our benefit plans in lieu of the continuation of such benefits, and provided, further, that if the executive becomes reemployed with another employer and is eligible to receive any of the benefits that had been provided by us, then the benefits we provide shall be secondary; and
•
to the extent not otherwise paid or provided, for a period of 24 months following the date of termination (for Ms. Selden) or 12 months following the date of termination (Mr. Sunderland), any other amounts or benefits required to be paid or provided or which the executive is eligible to receive under any of our other existing benefit schemes.

In the event that any amounts payable or benefits to be provided to the executive under the employment agreement or otherwise would be nondeductible to us by reason of Section 280G of the Code and would subject the executive to the excise tax imposed by Section 4999 of the Code, then such payments and/or benefits will be reduced to the extent necessary so that such payments or benefits will no longer be ineligible for deduction by reason of Section 280G of the Code or subject to the excise tax imposed by Section 4999 of the Code unless the executive would receive at least $50,000 more on a net after-tax basis if such payments and benefits were not reduced.
If within six months after a change of control, we terminate Mr. Beckett’s, Mr. Fernandes’, or Mr. MacGibbon’s employment without cause or the executive terminates his employment for good reason (as defined below), the executive shall be entitled to receive the Accrued Amounts and the Earned Bonus. In addition, we are required to pay to the executive (subject to the executive’s timely execution of a release of claims and other certain restrictive covenants):
•
an amount equal to the 1.5 times the sum of the base salary in effect, plus the executive’s target annual bonus for the year in which the date of termination occurs, payable in a single lump sum on the 61st day following the date of termination; and

•
an amount, determined in the sole discretion of the Committee, equal to 18 times the difference between (x) the monthly COBRA premium paid by the executive for group health plan coverage for the executive, and (y) the monthly premium amount paid by the executive immediately prior to the date of termination for the same coverage, payable in a single lump sum on the 61st day following the date of termination.

Acceleration of equity awards upon termination for death, for disability or following a change of control. Under Ms. Selden’s or Mr. Sunderland’s employment agreements, all equity awards granted to the NEO under any of our equity incentive plans that are outstanding immediately prior to the following events will vest and become fully exercisable as follows: (i) upon termination of the executive’s employment by the executive’s death; (ii) upon our termination of the executive’s employment for disability; or (iii) upon termination of the executive’s employment, in the 12-month period following a change of control, or in the 60-day period prior to or one year period after a change of control, in the case of Ms. Selden (a) by us for any reason other than for disability or cause, or for no reason at all, or (b) by the executive for good reason in the 12-month period following a change of control. However, for purposes of clauses (i) and (ii) above, any equity awards that are subject to performance conditions for a performance period not yet completed will be deemed to be vested and exercisable in a pro-rated amount equivalent to the portion of the performance period that has passed and assuming achievement of the performance conditions for that period at the “target” level, and, for purposes of clause (iii) above, any equity awards that are subject to performance conditions for a performance period not yet completed will be deemed to be vested and exercisable in full at the “target” level.
The Executive Severance Plan does not affect the term of any outstanding equity awards. In the event Mr. Beckett’s, Mr. Fernandes’, or Mr. MacGibbon’s employment is terminated, the treatment of any outstanding equity awards is determined in accordance with the terms of the Company equity plan or plans
[65]	POWERING POTENTIAL AND PROSPERITY

under which they were granted and any applicable award agreements. The 2017 Plan provides that equity awards will vest in full upon the termination of an awardee without cause within one year of a change in control in which the awards are assumed, continued, or substituted.
Terms defined in employment agreements. For purposes of Ms. Selden’s and Mr. Sunderland’s employment agreements, the following definitions apply:
“Cause” means:
•	refusal by the executive to follow a lawful written order of the Chair of our Board, the Board, or for Mr. Sunderland, our President and Chief Executive Officer;
•	refusal by the executive to follow a lawful written order of the Chair of our Board, the Board, or for Mr. Sunderland, our President and Chief Executive Officer;
•	the executive’s engagement in conduct materially injurious to us or our reputation;
•	dishonesty of a material nature that relates to the performance of the executive’s duties under his or her employment agreement;
•	the executive’s conviction for any crime involving moral turpitude or any felony; or
•
the executive’s continued failure to perform his or her duties under his or her employment agreement (except due to the executive’s incapacity as a result of physical or mental illness) to the satisfaction of the Board for a period of at least 30 consecutive days after written notice is delivered to the executive specifically identifying the manner in which the NEO has failed to perform his or her duties.

“Change of control” generally means:
•	our dissolution or liquidation, or a merger, consolidation, or reorganization of us with one or more other entities in which we are not the surviving entity;
•	a sale of substantially all of our assets to another person or entity; or
•
any transaction (including without limitation a merger or reorganization in which we are the surviving entity) which results in any person or entity owning 50% or more of the combined voting power of all classes of our stock.

“Good reason” generally means:
•
the assignment to the executive of duties inconsistent in any material respect with the NEO’s position as set forth in, or in accordance with, his or her employment agreement, excluding an isolated, insubstantial, and inadvertent action that we remedy promptly after receipt of notice from the executive;

•
any material failure by us to comply with any provisions of the executive’s employment agreement, excluding an isolated, insubstantial, and inadvertent failure that we remedy promptly after receipt of notice from the executive;

•
there is a change of control and the executive does not continue in his or her position, or any other office he or she holds at the time of the transaction, of the most senior resulting entity succeeding to our business;

[66]	POWERING POTENTIAL AND PROSPERITY

•
any material failure by us to require any successor or any party that acquires control of us, whether directly or indirectly, by purchase, merger, consolidation or otherwise, or all or substantially all of our business and/or assets to assume expressly and agree to perform the executive’s employment agreement in the same manner and to the same extent;

•	with respect only to Ms. Selden, any material reduction in her base salary or annual bonus opportunity;
•	with respect only to Ms. Selden, after her initial relocation, any requirement that her primary workplace be located more than 50 miles from our current headquarters; and
•	with respect only to Ms. Selden, her election to terminate employment after the end of the term or any renewal term if we have delivered to her a written notice of intent not to renew.
None of the foregoing constitute good reason if the executive consents in writing to such event, and none of the foregoing constitute good reason unless the executive provides notice to us within 90 days of the initial existence of such grounds and we fail to cure the asserted grounds for good reason within 30 days of receipt of such notice from the executive. In order to terminate his or her employment for good reason, the executive must terminate employment within 30 days of the end of the cure period if the breach has not been cured.
Terms defined in the Executive Severance Plan. For purposes of the Executive Severance Plan, which currently only applies to Mr. Beckett, Mr. Fernandes, and Mr. MacGibbon, the following definitions apply:
“Cause” means:
•	gross negligence or willful misconduct in connection with the performance of duties;
•	conviction of, or pleading guilty or nolo contendere to, a criminal offense (other than minor traffic offenses); or
•
material breach of any term of any employment, consulting or other services, confidentiality, intellectual property, or non-competition agreements, if any, between such executive and the Company or an affiliate.

“Change of control” generally means:
•	the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity;
•	a sale of substantially all of the assets of the Company to another person (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act); or
•
any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person owning 50% or more of the combined voting power of all classes of common stock of the Company.

“Good reason” generally means:
•	a material diminution in the executive’s authority, duties, or responsibilities;
•	a material reduction in the executive’s base salary; or
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•	a material change in the geographic location at which the executive must perform services, including a required relocation of the executive’s principal place of employment of more than 50 miles.
Equity Retirement Policy. In July 2016, the MDC Committee approved the Equity Retirement Policy, effective January 1, 2017. The Equity Retirement Policy provides for accelerated vesting at retirement of any (i) time-based awards and (ii) subject to the achievement of the applicable performance measure, performance-based awards, that were granted at least one year prior to the date of retirement. The Equity Retirement Policy applies to employees who have voluntarily terminated service, reached an age of 62 years, and provided at least 10 years of continuous service to the Company as of and through the date of their retirement.
Mr. Sunderland was the only NEO eligible for the Equity Retirement Policy in 2023.
Payment and Benefit Estimates. The table below reflects the potential termination or change in control payments pursuant to the employment agreements and arrangements described above, calculated as though the applicable triggering event occurred, (i.e. the NEO’s employment was terminated, or the applicable change in control occurred) on December 29, 2023 (the last trading day of 2023), using the closing price of our common stock on Nasdaq of $9.65 on December 29, 2023. As discussed in the narrative above, upon termination for cause or by the NEO without good reason, the NEO is generally only entitled to receive amounts they are owed as of the termination date (e.g., salary, benefits, and, in limited cases, any previously earned, but unpaid, annual incentive compensation). These accrued amounts are described in the narrative above, and we have not included these earned, but unpaid amounts, in the termination events included in the table below.
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	Aggregate Severance Pay(1) ($)	Accelerated Vesting of Equity Awards ($)	Welfare Benefits Continuation ($)	Total ($)
Angela K. Selden
Termination by Reason of Disability	3,100,500	1,557,915	—	4,658,415
Termination other than for Cause or Disability or by Executive for Good Reason	3,100,500	1,557,915	57,705	4,716,120
Termination other than for Cause within 60 days before or 1 year after a Change in Control	3,100,500	2,582,391	57,705	5,740,596
Termination by Executive for Good Reason 12 months after a Change in Control	3,100,500	2,582,391	57,705	5,740,596
Nonrenewal of employment agreement by Company prior to a Change in Control	2,325,375	—	43,279	2,368,654
Termination by Reason of Death	—	1,557,915	—	1,557,915
Richard W. Sunderland, Jr
Termination by Reason of Disability	1,068,750	671,952		1,740,702
Termination by Executive for Good Reason	1,068,750	—	23,125	1,763,827
Termination by Executive other than for Good Reason	1,068,750	—		1,068,750
Termination other than for Cause or Disability	1,068,750		23,125	1,091,875
Termination other than for Cause or by Executive for Good Reason within 180 days of a Change in Control	1,425,000	671,952	23,125	2,120,077
Termination other than for Cause or by Executive for Good Reason within between 180 days and 12 months of a Change in Control	1,068,750	671,952	23,125	1,763,827
Termination by Reason of Death		671,952		671,952
Termination due to Retirement		187,735
Nuno S. Fernandes
Termination without Cause or by Executive for Good Reason	783,750	—	14,784	798,534
Termination without Cause or by Executive for Good Reason within six months of a Change in Control	1,021,250	—	22,176	1,043,426
Termination without Cause within one year of a Change in Control in which awards are assumed, continued, or substituted	—	428,320	—	428,320
Craig S. MacGibbon
Termination without Cause or by Executive for Good Reason	585,000	—	26,780	611,780
Termination without Cause or by Executive for Good Reason within six months of a Change in Control	780,000	—	40,170	820,170
Termination without Cause within one year of a Change in Control in which awards are assumed, continued, or substituted	—	287,267	—	287,267
Thomas A. Beckett
Termination without Cause or by Executive for Good Reason	564,209	—	26,998	591,207
Termination without Cause or by Executive for Good Reason within six months of a Change in Control	752,278	—	40,498	792,776
Termination without Cause within one year of a Change in Control in which awards are assumed, continued, or substituted	—	310,373	—	310,373
(1)
We have assumed for purposes of calculating the aggregate severance pay that (a) our financial performance and, if applicable, the NEO’s successor’s performance would be sufficient for the NEO to receive the maximum payout and (b) in the case of a termination due to Disability, amounts are not reduced by any payment under our disability benefit plans.

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Mr. Tognola’s Termination Benefits
Mr. Tognola’s departure on July 22, 2023 was treated as a termination without cause under the Executive Severance Plan. Pursuant to the terms of the Executive Severance Plan, Mr. Tognola was entitled to the sum of (i) $420,000, representing his annual base salary, payable in installments in accordance with our normal payroll practices for a period of 12 months, plus (ii) $70,617, representing his prorated 2023 annual bonus. In addition, Mr. Tognola received a $20,245 payment, equal to 12 times the difference between the monthly COBRA premium paid by Mr. Tognola for group health plan coverage for Mr. Tognola and his eligible dependents and the monthly premium amount paid by Mr. Tognola immediately prior to his termination date for the same coverage. The total estimated value of Mr. Tognola’s benefits upon termination, assuming target bonus payout from the period from January 1, 2023 through July 22, 2023, is $510,862. Consistent with the terms of our equity award agreements, Mr. Tognola forfeited his unvested equity incentive awards upon his termination.
CEO Pay Ratio
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are presenting the ratio of our Chief Executive Officer’s annual total compensation to our median employee’s annual total compensation.
In order to identify our median employee for purposes of calculating the ratio, we used total annual earnings as reported in our payroll system for our 5,830 employees other than our Chief Executive Officer as of November 1, 2023, and then annualized the total compensation of all permanent employees that were employed for less than the full year.
As set forth in the Summary Compensation Table in this Proxy Statement, the 2023 annual total compensation as determined under Item 402 of Regulation S-K for our Chief Executive Officer was $4,176,075.
The 2023 annual total compensation for our median employee, who is a part-time faculty member at APUS, was $28,425. The ratio of our Chief Executive Officer’s annual total compensation to our median employee’s total compensation for 2023 is approximately 147 to 1. This ratio was determined using reasonable estimates as permitted by the SEC’s rules and should not be used as a comparison with pay ratios disclosed by other companies.
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2023 CEO Target Compensation versus Realizable Pay
A key component of our executive compensation philosophy, as discussed in greater detail in the Compensation Discussion and Analysis section, is the link between compensation and overall financial, operational, and stock performance. Disclosure concerning compensation, and equity compensation in particular, often describes target pay opportunities that could be earned assuming achievement of target performance levels. Realizable pay, on the other hand, is a measure that reflects actual compensation earned (or earnable) based on actual Company performance. We define realizable pay to include (i) base salary paid during the fiscal year, (ii) actual earned annual cash incentive award amounts paid for the fiscal year, (iii) the value of RSUs granted during the fiscal year, measured as of the end of the fiscal year, and (iv) the value of PSUs granted and earned during the fiscal year, measured as of the end of the fiscal year. Realizable compensation, particularly for our CEO, is significantly impacted by changes in our stock price because a substantial majority of her compensation is awarded in the form of long-term equity compensation, the value of which is directly impacted by our stock price.
Our strong pay-for-performance alignment is illustrated by the chart below, which compares our CEO’s fiscal year 2023 total target compensation to her fiscal year 2023 realizable compensation. As illustrated below, our CEO’s realizable pay as of December 31, 2023, decreased by 30% as compared to the target compensation approved by the MDC Committee in February 2023. Over the same time period, the Company’s stock price decreased by 28%, demonstrating strong alignment of CEO realizable pay and stockholder value and that our executive compensation plans work as intended by delivering pay in accordance with Company performance. Specifically, the 2023 stock performance and in some cases financial and operational performance was below our target expectations, and as a result, realizable pay was below the target compensation established at the beginning of the 2023 fiscal year.

$5,000,000
$4,500,000
$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
2023 Target Pay as of 2/7/23 = ~4.5M
$1,454,221
$1,454,221
$755,250
$795,000
2023 Realizable Pay as of 12/31/23 = ~3.1M
$1,046,475
$849,738
$423,997
$795,000
CEO 2023 Target (1)
CEO Realizable (2)
Salary
AIP
PSUs
RSUs

(1)
Total target direct compensation is equal to the sum of base salary, target annual cash incentive award, and target long-term incentive stock awards that were approved by the MDC Committee in February 2023.

(2)
Realizable pay is equal to the sum of base salary, actual earned annual cash incentive award amounts paid, and the value of long-term incentive awards granted during 2023 measured as of the end of 2023 based on the closing price of our common stock on the last trading day of the year, December 29, 2023, multiplied by the sum of the number of 2023 RSUs granted and the “earned” 2023 PSUs based on annual performance.

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Pay Versus Performance
In accordance with SEC rules, this section provides information with respect to compensation actually paid (“CAP”) to our NEOs and Company performance. This information does not necessarily align with how the Company, or the MDC Committee views the link between the Company’s performance and its NEO’s pay. CAP is an SEC-defined term and neither CAP nor the amount reported in the Summary Compensation Table (“SCT”) necessarily reflect the amounts earned, received, or realized by the NEOs. Unvested awards remain subject to vesting conditions and fluctuations in value based on changes in the price of our common stock, and the ultimate value realized by our NEOs from unvested equity awards will not be determined until the awards vest. In addition, a significant portion of CAP relates to changes in fair value of unvested awards over the course of each year. For a more detailed discussion of how we view our executive compensation structure, including alignment with our performance, see the Compensation Discussion and Analysis (“CD&A”) and the 2023 CEO Target Compensation versus Realizable Pay sections.
Year	Summary Compensation Table Total for CEO(1)	Compensation Actually Paid to CEO(3,4)	Average Summary Compensation Table Total for Other NEOs(2)	Average Compensation Actually Paid to Other NEOs(3,4)	Value of Initial Fixed $100 Investment Based On(5):		Net Income (in millions)(6)	Revenue (in millions)(7)
					Total Shareholder Return	Peer Group Total Shareholder Return
2023	$4,176,075	$2,982,563	$1,056,661	$778,190	$35	$119	($53.3)	$600.5
2022	$3,359,173	$827,908	$864,041	$359,072	$45	$88	($115.0)	$606.3
2021	$2,994,052	$1,963,734	$953,983	$673,074	$81	$71	$17.8	$418.8
2020	$2,996,393	$4,376,919	$1,566,715	$1,614,207	$111	$84	$18.8	$321.8
(1)	Ms. Selden was the CEO for each of the covered years.
(2)
The other NEOs for each covered year were: In 2023, Mr. Sunderland, Mr. Beckett, Mr. Fernandes, Mr. MacGibbon, and Mr. Tognola; in 2022, Mr. Sunderland, Mr. Beckett, Mr. Wilkins, Mr. Tognola, Mr. Dyberg, and Mr. Slagle; in 2021, Mr. Sunderland, Mr. Beckett, Dr. Dyke, Mr. Dyberg, and Dr. Smith; and in 2020, Mr. Sunderland, Mr. Beckett, Dr. Dyke, Mr. Dyberg, and Dr. Boston. Dr. Boston served as APEI CEO until September 30, 2019, at which time he was appointed President of APUS. Therefore, equity awards Dr. Boston received as CEO prior to September 30, 2019 are included in the 2020 Other NEOs covered year.

(3)	The following tables disclose the amounts deducted from and added to SCT total compensation for the applicable year pursuant to Item 402(v) of Regulation S-K to determine CAP:
Adjustments made to NEO SCT to calculate CAP
Year	Reported SCT total	minus reported value of equity awards	plus equity award adjustments	equals CAP
CEO
2023	$4,176,075	$2,908,441	$1,714,929	$2,982,563
Other NEOs
2023	$1,056,661	$423,804	$145,334	$778,190
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(4)	Adjustments made to NEO equity awards
Year	Year-end FMV awards granted during the year	Year over year FMV change of outstanding and unvested awards as of year end	Year over year FMV change of awards granted in prior years that vested during the year	Deduction of FMV for prior awards granted prior to year that were forfeited during year	Total equity award adjustments
CEO
2023	$1,896,213	$6,442	($187,725)	$0	$1,714,929
Other NEOs
2023	$235,674	($27,008)	($35,666)	($27,666)	$145,334
•
Fair market value (“FMV”) used to determine the equity award adjustments is consistent with the calculations used to account for share-based payments in the Company’s financial statements in accordance with GAAP, although the assumptions are materially different from those disclosed with respect to valuation at the time of grant including:

•
Restricted Stock Unit Awards (RSUs): The FMV of RSU awards was calculated using the closing price of our common stock as of the last day of the applicable year or on the date of vesting, as applicable.

•
Performance Share Unit Awards (PSUs): The number of “earned” units was calculated by multiplying the target units by the applicable performance achievement percentage for a given year. The FMV of PSU awards was calculated using the closing price of our common stock as of the last day of the applicable year or on the date of vesting, as applicable, multiplied by the number of “earned” units.

•
Stock Option Awards: Option awards use a model consistent with the fair value methodology used to account for share-based payments in the Company’s financial statements in accordance with GAAP. The FMV value of the options was estimated using the Black-Scholes option pricing model that reflect for each award and valuation date, adjustments for expected volatility, risk-free interest rate, dividend yield, and expected term. Declining stock price served as the primary driver of change in the fair value of option awards, none of which were in the money as of any valuation date applicable to the equity adjustment used to determine CAP.

(5)
Reflects total shareholder return (“TSR”) for the Company and the Company’s customized peer group of companies as reported in the Company’s Annual Reports on Form 10-K for 2023. Historical stock performance is not necessarily indicative of future stock performance.

(6)	Represents the amount of net income reflected in our audited financial statements for each applicable fiscal year.
(7)
SEC rules require us to designate a “company-selected measure” that in our assessment represents the most important financial performance measure (other than TSR, stock price, or net income) used by the Company to link the CAP of our NEOs, for the most recently completed fiscal year, to our performance. We selected revenue as the most important financial performance measurement due to the alignment with the Company’s long-term strategic goals, including its direct linkage to enrollments. Revenue is defined as the Company’s GAAP revenue as reported.

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Relationship Between CAP and Company and Peer Group TSR
The following graph compares the CAP to our CEO and the average CAP to our Other NEOs to our cumulative TSR, and also compares our cumulative TSR and 2023 Annual Report customized peer group cumulative TSR. The cumulative TSR amounts in the graph assume an initial investment of $100 on December 31, 2019.

Relationship Between CAP and Company Financial Measures CAP versus Net Income
The following graph compares the CAP to our CEO and the average CAP to our Other NEOs to net income.

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CAP versus Revenue
The following graph compares the CAP to our CEO and the average CAP to our Other NEOs to revenue.

Most Important Financial Measures
The Company’s 2023 short-term annual incentive cash and long-term equity incentive compensation plans included the four metrics listed below that the MDC Committee considers to be the most important measures to link CAP to Company performance. The order of the table below does not reflect any ranking of importance. Additional details regarding the 2023 incentive plan performance metrics including performance targets, payout opportunities, and weighting of each metric by NEO are further described in our CD&A within the sections titled “Annual Incentive Cash Compensation” and “Equity Incentives”.
2023 Most Important Measures
Adjusted EBITDA (financial)
Enrollment (operational)
EPS (financial)
Revenue (financial)
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Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2023. All equity compensation plans have been approved by Company stockholders.
Plan	Number of securities to be issued upon exercise of outstanding options (a)	Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by Company stockholders	163,382	$17.95	1,270,308
Equity compensation plans not approved by Company stockholders	—	—	—
Total	163,382	$17.95	1,270,308
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PROPOSAL NO. 2
ADVISORY VOTE ON THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking stockholder input on the compensation of our named executive officers as disclosed in this Proxy Statement. We have determined to hold this vote annually. The Board and the MDC Committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We believe that the supply of qualified executive talent is limited and have designed our compensation programs to help us attract and retain qualified candidates by offering compensation that is competitive within the for-profit education industry and the broader market for executive talent.
As described in the Compensation Discussion and Analysis beginning on page 34 of this Proxy Statement, our executive compensation program is designed to provide competitive levels of compensation that are based on performance metrics, reflect the level of capability and effort required to achieve our corporate goals, and to reward our executives for the achievement of strategic, operational, and financial success. By paying for performance, we believe that we align the interests of our executive officers with those of our stockholders. We also believe that an effective executive compensation program can assist us in attracting, incentivizing, retaining, and rewarding the talent that we need to maintain and strengthen our position in career-minded adult education and to achieve our business objectives.
To achieve these objectives, we adhere to the following principles:
•	compensation should be directly related to achievement of our corporate goals as measured through individual management objectives and through enrollment and earnings results;
•	an emphasis on equity-based compensation aligns the long-term interests of executive officers and stockholders; and
•	NEO compensation must be evaluated against opportunities offered by companies that are similar to, and competitive with, us in the market for executive talent.
Our executive compensation program also includes features specifically intended to align the interests of our NEOs with those of our stockholders, such as:
•	each of our executives is expected to own shares of our common stock with a value ranging from one to six times the executive’s base salary, depending on position; and
•	we make use of equity awards with a value that is contingent on our long-term performance.
We believe our executive compensation program achieves our compensation principles, properly aligns the interests of our NEOs and our stockholders and is deserving of stockholder support. We believe that stockholders should also consider the following when determining whether to approve the compensation of our NEOs as presented in this Proxy Statement:
•	the MDC Committee utilizes Willis Towers Watson, an independent compensation consulting firm, to assist the Committee in determining compensation;
•
our NEOs are prohibited from engaging in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of our securities;

[77]	POWERING POTENTIAL AND PROSPERITY

•	our equity awards have been granted with three-year minimum vesting periods, and our equity plans prohibit repricing or replacement of outstanding option awards;
•	upon a “change of control,” the NEOs only receive severance payments in connection with a termination of their employment; and
•	employment agreements with our NEOs do not include tax-gross up payments in connection with a “change of control.”
For these reasons, the Board recommends that stockholders vote in favor of the following resolution:
“RESOLVED, that the compensation paid to the American Public Education, Inc. named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any other related disclosure, is hereby APPROVED.”
The vote is advisory and is not binding on the Company, the Board, or the MDC Committee. However, the MDC Committee expects to take into account the outcome of the vote as it continues to consider our executive compensation program.
THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.
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PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We are asking our stockholders to ratify the Audit Committee’s appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2024.
Deloitte has audited our consolidated financial statements since 2018, when we engaged Deloitte after reviewing proposals from several independent registered public accounting firms as part of a competitive review process that we undertook that year. The Audit Committee has again selected Deloitte as our independent registered accounting firm for the year ended December 31, 2024, and believes that the retention of Deloitte for the 2024 fiscal year is in the best interests of the Company and our stockholders.
The Audit Committee has ultimate authority and responsibility for the appointment, termination, compensation, evaluation, and oversight of our independent registered public accounting firm and annually evaluates the performance of our independent registered public accounting firm. The Audit Committee also evaluates and approves the selection of the lead engagement partner.
Although ratification is not required by our Bylaws or otherwise, the Board is submitting the appointment of Deloitte to our stockholders for ratification as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
Representatives of Deloitte are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement at the meeting if they desire to do so, and they will be available to respond to appropriate questions.
THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024.
Principal Accountant Fees and Services
We regularly review the services and fees of our independent accountants. These services and fees are also reviewed by the Audit Committee on an annual basis. The following table summarizes the aggregate fees billed or expected to be billed by Deloitte for the fiscal years ended December 31, 2022 and 2023.
Fee Category	2022	2023
Audit Fees	$1,149,000	$1,600,658
Audit-Related Fees	$175,700	$35,000
Tax Fees	$409,430	$266,015
All Other Fees	—	—
Total Fees	$1,734,130	$1,901,673
Audit Fees. Consist of fees billed for professional services rendered for the audit of our annual financial statements, the review of financial statements included in our Quarterly Reports on Form 10-Q, and services provided in connection with statutory and regulatory filings or engagements.
Audit-Related Fees. Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under
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“Audit Fees,” including due diligence, accounting consultations, and audits-related to potential acquisitions, which, for 2022, included registration statement-related fees, analysis of goodwill, and issuance of preferred stock, and for 2023, included registration statement-related fees.
Tax Fees. Consist of fees billed for tax compliance, tax advice, and tax planning services and include fees for tax return preparation.
In 2023, all fees paid to Deloitte were pre-approved pursuant to the policy described below.
Audit Committee’s Pre-Approval Policies and Procedures
The Audit Committee reviews with Deloitte and management the plan and scope of Deloitte’s proposed annual financial audit and quarterly reviews, including the procedures to be utilized and Deloitte’s compensation. The Audit Committee also pre-approves all auditing services, internal control related services, and permitted non-audit services (including the fees and terms thereof) to be performed for us by Deloitte, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of an audit. None of the Deloitte services in 2022 and 2023 were approved by the Audit Committee pursuant to the de minimis exception. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee consistent with applicable law and listing standards, provided that the decisions of such Audit Committee member or members must be presented to the full Audit Committee at its next scheduled meeting.
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AUDIT COMMITTEE REPORT
Each of the Audit Committee members is independent under the applicable SEC and Nasdaq rules and our corporate governance principles. The Audit Committee operates under a written charter adopted by the Board, which is available in the “Governance — Governance and Ethics Documents” section of our corporate website, www.apei.com. The Audit Committee reviews the charter and proposes necessary changes to the Board on an annual basis.
During the fiscal year ended December 31, 2023, the Audit Committee fulfilled its duties and responsibilities generally as outlined in its charter. The Audit Committee has:
•	reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2023;
•	discussed with Deloitte, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC; and
•
received the written disclosures and the letter from Deloitte required under the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with Deloitte its independence.

On the basis of the review and discussions referenced above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.
In connection with the appointment, compensation, retention, and oversight of the independent auditor, the Audit Committee annually reviews the qualifications, performance, and independence of the independent auditor, and lead engagement partner, and assures the regular rotation of the lead engagement partner as required. In doing so, the Audit Committee considers a number of factors including, but not limited to: quality of services provided; technical expertise and knowledge of the industry; effective communication; objectivity; and the likely impact of changing the independent auditor. The Audit Committee also considers whether the non-audit services provided by Deloitte are compatible with maintaining Deloitte’s independence.
The Audit Committee has appointed Deloitte as our independent registered public accounting firm for fiscal year 2024 and recommended the appointment be submitted for ratification by stockholders.
Audit Committee
Jean C. Halle, Chairperson
Granetta B. Blevins
Anna Fabrega
Dr. Barbara L. Kurshan
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DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file reports of ownership of our equity securities. Additionally, SEC regulations require that we identify in our proxy statements any persons for whom any such report was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To our knowledge, based solely on a review of the copies of such reports filed with the SEC during the year ended December 31, 2023 and representations by our directors and officers that no Form 5 was required to be filed by them, all such reports were made on a timely basis, except for one Form 4 filed by each of (i) our director, Anna M. Fabrega, reporting one transaction late, (ii) our director, Michael Braner, reporting one transaction late, and (iii) our Executive Vice President, Chief Information Officer, Craig S. MacGibbon, reporting two transactions late.
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BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth certain information as of March 21, 2024 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each NEO (as set forth in the Summary Compensation Table on page 55, and all directors and executive officers as a group.
Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percentage of Class
More than 5% Stockholders
Redwood Capital Management, LLC(2)	1,411,882	8.0%
325 Capital LLC(3)	1,283,284	7.3%
Prescott Group Capital Management, L.L.C(4)	1,184,568	6.7%
Bank of America Corporation(5)	959,911	5.5%
The Vanguard Group(6)	932,725	5.3%
Ameriprise Financial, Inc.(7)	892,694	5.1%
Renaissance Technologies LLC	885,911	5.0%
Directors, Director Nominees and Named Executive Officers
Eric C. Andersen	60,135	*
Tanya Joy Axenson(8)	17,737	*
Thomas A. Beckett	9.488	*
Granetta B. Blevins	49,843	*
Michael D. Braner(9)	1,298,427	7.4%
Anna M. Fabrega	23,194	*
Nuno S. Fernandes(10)	20,418	*
Jean C. Halle	21,739	*
James Kenigsberg	23,282	*
Dr. Barbara L. Kurshan	23,694	*
Craig S. MacGibbon(11)	8,019	*
Daniel S. Pianko	24,093	*
William G. Robinson, Jr.	39,585	*
Angela K. Selden(12)	264,726	1.5%
Richard W. Sunderland, Jr.	96,044	*
Harry T. Wilkins(13)	25,650	*
All of our directors and executive officers as a group (16 persons)(8,9,10,11,12,13)	2,006,074	11.38%
* Represents beneficial ownership of less than 1%.
(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them. As of March 21, 2024, there were 17,558,137 shares of common stock outstanding.
(2) Based solely on a Schedule 13G filed by Redwood Capital Management, LLC, Redwood Capital Management Holdings, LP, Double Twins K, LLC, Redwood Master Fund, Ltd., and Ruben Kliksberg on February 14, 2024. Each stockholder’s address is 250 W 55th Street New York, New York 10019. Each of the reporting persons has shared voting and dispositive power with respect to these shares.
(3) Based on a Schedule 13D filed by 325 Capital Master Fund LP (“325 Master Fund”) and 325 Capital GP, LLC (“325 Capital GP”); and 325 Capital LLC (“325”), Michael Braner, Daniel Friedberg, and Anil Shrivastava (collectively, the “325 Capital Investors”) on May 18, 2023 and on a Form 4 filed by the 325 Capital Investors on May 25, 2023. The
[83]	POWERING POTENTIAL AND PROSPERITY

address for the 325 Capital Investors and 325 Capital GP is 757 Third Avenue, 20th Floor, New York, New York 10017. The address for 325 Master Fund is 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands. 325 Master Fund, 325 Capital GP, and each of the 325 Capital Investors have shared voting and dispositive power with respect to these shares.
(4) Based solely on a 13G filed by Prescott Group Capital Management, L.L.C. (“Prescott Capital”), Prescott Group Aggressive Small Cap, L.P. (“Prescott Small Cap”), Prescott Group Aggressive Small Cap II, L.P. (“Prescott Small Cap II”), Prescott Group Aggressive Small Cap Master Fund, G.P. (together with Prescott Small Cap and Prescott Small Cap II, the “Small Cap Funds”), and Mr. Phil Frohlich on January 31, 2024. Each stockholder’s address is 1924 South Utica, Suite 1120, Tulsa, Oklahoma 74104. Each of Prescott Capital and Mr. Frohlich have sole voting and dispositive power with respect to the shares and each of the Small Cap Funds have shared voting and dispositive power with respect to the shares.
(5) Based solely on a Schedule 13G filed by Bank of America Corporation on February 13, 2024. The stockholder’s address is 100 N. Tryon Street, Charlotte, North Carolina 28255. The stockholder is deemed to be the beneficial owner with respect to these shares as a result of being a parent holding company or control person. The stockholder has shared voting power and shared dispositive power with respect to all of these shares.
(6) Based solely on a Schedule 13G filed by the Vanguard Group on February 13, 2024. The stockholder’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The stockholder is deemed to be the beneficial owner of these shares of the Company’s common stock as a result of being an investment advisor. The stockholder has sole voting power with respect to 926,142 of these shares and shared dispositive power with respect to 6,583 of these shares.
(7) Based solely on a Schedule 13G filed by Ameriprise Financial, Inc. on February 14, 2024. The stockholder’s address is 145 Ameriprise Financial Center, Minneapolis, Minnesota 55474. The stockholder is deemed to be the beneficial owner with respect to these shares as a result of being a parent holding company or control person. The stockholder has shared voting power and shared dispositive power with respect to all of these shares.
(8) Includes 3,454 shares of common stock subject to outstanding options that are exercisable within 60 days of March 21, 2024.
(9) 325 Capital Master Fund LP (“325 Master Fund”) directly beneficially owns 247,437 of these shares. As the investment manager to 325 Master Fund and certain separately managed accounts (the “SMAs”), 325 may be deemed to beneficially own the shares directly owned by 325 Master Fund and 1,050,990 shares of Common Stock held in the SMAs. As a Managing Member of 325, Mr. Braner may be deemed to beneficially own the shares owned by 325 Master Fund and the shares held in the SMAs. Mr. Braner's address is c/o 325 Capital LLC, 757 Third Avenue, 20th Floor, New York, New York 10017.
(10) Includes 7,519 shares of common stock subject to outstanding options that are exercisable within 60 days of March 21, 2024.
(11) Includes 3,487 shares of common stock subject to outstanding options that are exercisable within 60 days of March 21, 2024.
(12) Includes 43,134 shares of common stock subject to outstanding options that are exercisable within 60 days of March 21, 2024.
(13) Includes 16,645 shares of common stock subject to outstanding options that are exercisable within 60 days of March 21, 2024.
[84]	POWERING POTENTIAL AND PROSPERITY

GENERAL MATTERS
Availability of Certain Documents
A copy of our 2023 Annual Report has been posted on the Internet along with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. Upon written request, we will mail without charge a copy of the Annual Report, including exhibits. Please send a written request to our Corporate Secretary at:
American Public Education, Inc.
303 West 3rd Avenue,
Ranson, West Virginia 25438
Attention: Corporate Secretary
The charters for our Audit, MDC, and NCG Committees, as well as the Guidelines and the Code of Ethics, are in the Governance section of our corporate website, www.apei.com, and are also available in print without charge upon written request to our Corporate Secretary at the address above. The information on our corporate website is not incorporated by reference into this Proxy Statement.
Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice will continue unless instructions to the contrary are received by the bank or broker from one or more of the stockholders within the household. We will promptly deliver a separate copy of the proxy materials to such stockholders upon receipt of a written or oral request to our Corporate Secretary at the address above, by e-mailing corpsecretary@apei.com, or by calling (304) 724-3730.
If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.
Stockholder Proposals and Nominations
Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. As required by SEC rules, in order to be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Corporate Secretary at our principal executive offices not less than 120 calendar days before the anniversary of the date this Proxy Statement is released to stockholders in connection with the previous year’s annual meeting, which is no later than December 5, 2024.
Stockholder Nominations and Proposals to be Brought Before an Annual Meeting. Our Bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Corporate Secretary at American Public Education, Inc., 303 West 3rd Avenue, Ranson, West Virginia 25438, Attn: Corporate Secretary. To be timely for our 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”), the stockholder’s notice must be delivered to or mailed and received by us not more than 120 days, and not less than 90 days, before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or 60 days after such anniversary date, we must receive the notice no later than the later of the 90th day prior to such annual meeting or the close of business on the tenth day following the day on which we provide notice or public disclosure of the date of the meeting. Assuming the date of our 2025 Annual Meeting is not so advanced or delayed, stockholders who wish to make a nomination or proposal at the 2025 Annual Meeting, including if they intend to solicit proxies in support of director nominees other than our nominees pursuant to Rule 14a-19 under the
[85]	POWERING POTENTIAL AND PROSPERITY

Exchange Act, must notify us no earlier than January 17, 2025 and no later than February 16, 2025. Such notice must provide the information required by our Bylaws with respect to each matter the stockholder proposes to bring before the 2025 Annual Meeting, including the information required by Rule 14a-19 under the Exchange Act, if applicable.
Other Matters
As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.
By Order of the Board of Directors,

Thomas A. Beckett
Senior Vice President, General Counsel and Secretary
[86]	POWERING POTENTIAL AND PROSPERITY

AMERICAN PUBLIC EDUCATION, INC.
111 W. CONGRESS STREET
CHARLES TOWN, WV 25414

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Daylight Time, on May 16, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/APEI2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Daylight Time, on May 16, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V29095-P04480 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

AMERICAN PUBLIC EDUCATION, INC.

The Board of Directors recommends you vote FOR the following:

1. to elect eight members of the Board:

Nominees:	**For**	**Against**	**Abstain**
1a. Eric C. Andersen	☐	☐	☐
1b. Granetta B. Blevins	☐	☐	☐
1c. Michael D. Braner	☐	☐	☐
1d. Anna M. Fabrega	☐	☐	☐
1e. James Kenigsberg	☐	☐	☐
1f. Daniel S. Pianko	☐	☐	☐
1g. William G. Robinson, Jr.	☐	☐	☐
1h. Angela K. Selden	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. to approve, by a non-binding advisory vote, the compensation of the Company's named executive officers; and	☐	☐	☐
3. to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2024.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V29096-P04480

AMERICAN PUBLIC EDUCATION, INC.
Annual Meeting of Stockholders
May 17, 2024 at 8:30 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Angela K. Selden, Richard W. Sunderland, Jr. and Eric C. Andersen, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AMERICAN PUBLIC EDUCATION, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held via live broadcast at 8:30 A.M., Eastern Daylight Time, on May 17, 2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side